DATED OCTOBER 12,  2005

_______________________________________

SHARE PURCHASE AGREEMENT
________________________________________

relating to

The Whole of the Issued Share Capital of

LCJ ACQUISITIONS LIMITED

Between

LOUIS ANTHONY LOCKLEY INGRAM (1)

and

JOHN BOHILL AND CATHAL JOHN SHEEHY (2)

and

SUPERSTOCK LIMITED (3)

and

a21, INC (4)

MATTHEW ARNOLD & BALDWIN
Solicitors
21 Station Road
Watford
Hertfordshire WD17 1HT

Tel No. 01923 202020
Fax No. 01923 215050
Website: www.mablaw.co.uk

Ref: RAP/trb/41430-6

THIS AGREEMENT is dated October 12, 2005

PARTIES

(1)	LOUIS ANTHONY LOCKLEY INGRAM of Wigmore Hall, Wigmore, Ludlow, Herefordshire (“Seller”);

(2)	JOHN BOHILL of Unit 1, Ivory Place, 20 Treadgold Street, London W11 4BX and CATHAL JOHN SHEEHY of 2 Dolby Road, London SW6 3NE (“Indirect Shareholders”)

(3)	SUPERSTOCK LIMITED (registered in England with number 02949455 whose registered office is at 2 Bloomsbury Street, London WC1B 3ST (“Buyer”); and

(4)	a21, INC, a Texas Corporation of Jacksonville, Florida (“Buyer’s Parent”).

BACKGROUND

(A)
LCJ Acquisitions Limited (“Company”), a company registered in England with number 5052066, has at the date of this Agreement an authorised share capital of £5,000 divided into 300,000 Preference Shares of £.01 each and 200,000 Ordinary Shares of £.01 each of which 300,000 Preference Shares and 100,000 Ordinary Shares are issued and fully paid or credited as fully paid.

(B)
The Seller has agreed to sell the Seller’s Shares to the Buyer and the Buyer has agreed to purchase the Seller’s Shares upon the warranties and undertakings in this Agreement given by the Warrantors (as defined below), for the consideration and otherwise upon and subject to the terms and conditions of this Agreement.

(C)	The Warrantors have agreed to procure the sale by the Minority Sellers of the Minority Sellers’ Shares to the Buyer.

(D)
The Indirect Shareholders have agreed to give the warranties and undertakings in this Agreement on the basis of and in consideration of the benefit gained by them as a result of their holding of the entire issued share capital of Clonure Limited which is receiving [ ]% of the consideration under the Clonure Agreement.

(E)	The Buyer’s Parent has agreed to issue to the Seller’s Common Stock and Preferred Stock in partial consideration for the Shares.

AGREED TERMS

1. DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions have the meanings set opposite them:

Accounts: the audited balance sheet as at the Balance Sheet Date and the audited profit and loss account for each of the accounting reference periods ended on the Balance Sheet Date of the Company the Subsidiary (including, in the case of the Company, the audited consolidated balance sheet as at that date and the audited consolidated profit and loss account for that year) and the notes, reports, statements and other documents which are annexed to the Accounts of the company concerned and to be sent or made available to members for such Financial Year, a copy of each of which has been initialed by or on behalf of each of the parties for the purpose of identification;

Accounting Standards: statements of standard accounting practice (including financial reporting standards) adopted or issued by the ASB;

ASB: Accounting Standards Board Limited (no. 2526824) or such other body prescribed by the Secretary of State from time to time pursuant to section 256, CA 85;

Affiliate: in relation to any body corporate, any Holding Company or subsidiary undertaking of such body corporate or any subsidiary undertaking of a Holding Company of such body corporate;

Agreed Claim: a claim in respect of which liability is admitted by the party against whom any claim is brought, or which has been adjudicated on by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication, or the parties are debarred by passage of time or otherwise from making an appeal any liability in respect of such claim;

Agreement: this agreement including its recitals and the Schedules but not the Tax Deed;

Associated Company: a company in which the Company or the Subsidiary holds shares conferring the right to exercise 20 per cent or more of the votes which could be cast on a poll at a general meeting of such company and which is not a Sub of any of the companies in the Group and which is more particularly listed in part 3 of Schedule 5;

Balance Sheet Date: 31 May 2005;

Business: collectively the businesses of the Company and the Subsidiary at the date hereof;

Business Day: a day (other than a Saturday or Sunday) when banks are open for business in London;

Business Sector: the commercial exploitation (including licensing and selling) of images and Intellectual Property rights related to images;

Buyer’s Accountants: Baker Tilly of 2 Bloomsbury Street, London WC1B 3ST;

Buyer’s Group: the Buyer and its Affiliates;

Buyer’s Solicitors: Matthew Arnold & Baldwin of 21 Station Road, Watford WD17 1HT;

CA 85: Companies Act 1985;

CAA: Capital Allowances Act 2001;

Clonure Agreement: the agreement in the agreed terms between the Buyer and Clonure Limited for the sale of all of Clonure Limited’s common and preferred shares in the Company;

Common Stock: Shares of Common Stock, $.001 par value, of Buyer’s Parent

Companies Acts: as defined in section 744, CA 85 together with the Companies Act 1989;

Competent Authority: any person or legal entity (including any government or government agency) having enforcement powers and/or regulatory authority under Environmental Laws and/or any court of law or tribunal;

Completion: completion of the sale and purchase of the Shares pursuant to this Agreement;

Completion Accounts: the accounts referred to in clause 7.1(a), prepared in accordance with Schedule 7;

Confidential Information: all information received or obtained as a result of entering into or performing, or supplied by or on behalf of a party in the negotiations leading to, this Agreement and which relates to:

(i) the Company and the Subsidiary and their respective Affiliates;
(ii) any aspect of the Business;
(iii) the provisions of this Agreement;
(iv) the negotiations relating to this Agreement;
(v) the subject matter of this Agreement; or
(vi) the Buyer.

Connected Person: a person connected with any of the Warrantors or the Directors (or any former director of the Company or any of the Subsidiary) within the meaning of section 839, TA 88;

Consideration: the consideration payable for the Shares as specified in clause 4.1;

Copyright: copyright, design rights, topography rights and database rights whether registered or unregistered (including any applications for registration of any such thing) and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or of any other jurisdiction;

Deeds of Covenant: the deeds of covenant to be entered into between the Buyer [others?] and each of Cathal Sheehy, John Bohill and Louis Ingram in the agreed terms

Directors: the directors of the Company and the Subsidiary named in Schedule 3;

Disclosed: fairly disclosed by the Disclosure Documents and by the disclosures specifically referred to in the Disclosure Letter and “Disclosure” shall be construed accordingly;

Disclosure Documents: the Disclosure Letter and the bundles of documents collated by or on behalf of the Warrantors, the outside covers of each of which have been signed for identification by or on behalf of the Warrantors and the Buyer;

Disclosure Letter: the letter described as such of even date herewith addressed by the Warrantors to the Buyer;

Encumbrance: any (other than by virtue of this Agreement) interest or equity of any person (including any right to acquire, option or right of pre-emption) or any mortgage, charge, pledge, lien, assignment, hypothecation, security interest, title retention or any other security agreement or arrangement;

Environment: any and all organisms (including man), ecosystems, property and the following media: air (including the air within buildings and the air within other natural or man-made structures whether above or below ground); water (including water under or within land or in drains or sewers and coastal and inland waters); and land (including land under water);

Environmental agreements: any and all leases or licenses or other agreements which are binding upon the Company or the Subsidiary but only to the extent that they relate, either wholly or in part, to the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm;

Environmental Laws: any and all laws, whether civil, criminal or administrative which have as a purpose or effect the protection of the Environment, and/or the mitigation, abatement, containment or prevention of Harm and/or the carrying out of Remediation Action and/or the provision of remedies in respect of Harm applicable to the Company and the Subsidiary Properties and/or Other Properties and/or conduct of the Business, including: European Community or European Union regulations, directives, decisions and recommendations; statutes and subordinate legislation; regulations, orders, ordinances; Permits, codes of practice, circulars, guidance notes and the like; common law, local laws and bye-laws; judgments, notices, orders, directions, instructions or awards of any Competent Authority; Environmental agreements;

Environmental Liability: liability (including liability in respect of Remediation Action) on the part of the Company or any of the Subsidiary and/or any of their directors or officers or shareholders under Environmental Laws;

ERA: Employment Rights Act 1996;

Escrow Agent: the Warrantors’ Solicitors;

Escrow Agreement: the agreement in substantially the form as Schedule 14;

Event: any payment, transaction, act, omission or occurrence of whatever nature whether or not the Company or the Buyer is a party thereto and including:
(a) the execution of this Agreement and completion of the sale of the Shares to the Buyer; and
(b) the death of any person;

and references to an Event occurring on or before Completion shall include an Event deemed, pursuant to any Taxation Statute, to occur or be treated or regarded as occurring on or before Completion;

Exchange Agreement: the exchange agreement between the Buyer’s Parent, the Seller and the Minority Sellers in the agreed terms;

FA: Finance Act;

Financial Year: a financial year within the meaning ascribed to such expression by section 223, CA 85;

GAAP: Accounting Standards, the legal principles set out in Schedules 4 and 4A to CA 85, rulings and abstracts of the Urgent Issues Task Force of the ASB and guidelines, conventions, rules and procedures of accounting practice in the United Kingdom which are regarded as permissible by the ASB;

Group: together the Company and the Subsidiary;

Hardware: any and all computer, telecommunications and network equipment;

Harm: harm or damage to or other interference with the Environment and in the case of man includes offence caused to any of their senses;

Hazardous Matter: any and all matter (whether alone or in combination with other matter) including electricity, heat, vibration, noise or other radiation which may cause Harm;

Holding Company: a holding company within the meaning ascribed to such expression by sections 736 and 736A, CA 85;

Image: means a reproduction of any artwork, photograph, illustration or image of any type (together with any text or description that may be associated with it); licensed to or licensed by the Company or Subsidiary in connection with the Business;

Image Agreements: agreements, arrangements or licenses relating to Images;

Indemnities: the indemnities given by the Warrantors in clause 11;

Intellectual Property: Patent Rights, Know How, Copyright (including rights in Software), Trade Marks, IP Materials and domain names;

Intellectual Property Agreements: agreements, arrangements or licenses relating to the Relevant IP;

IP Materials: all documents, records, tapes, discs, diskettes and any other materials whatsoever containing Copyright works, Know How or Software;

IT Contracts: any agreements, arrangements or licenses with third parties relating to IT Systems or IT Services, including all hire purchase contracts or leases of Hardware owned or used by the Company or the Subsidiary, licences of Software owned or used by the Company or the Subsidiary, and other IT procurement;

IT Services: any services relating to the IT Systems or to any other aspect of the Company’s or the Subsidiary’s data processing or data transfer requirements, including facilities management, bureau services, hardware maintenance, software development or support, consultancy, source code deposit, recovery and network services;

IT Systems: Hardware and/or Software owned or used by the Company or the Subsidiary that is material to the Business;

ITA: Inheritance Tax Act 1984;

Know-How: trade secrets and confidential business information including details of supply arrangements, past, present and prospective customer lists and pricing policy; photographer contracts, distribution contracts, vendor information (including details of and information related to photographers and agencies); sales targets, sales statistics, market share statistics, marketing surveys and reports; marketing research; unpatented technical and other information including inventions, discoveries, processes and procedures, ideas, concepts, formulae, specifications, procedures for experiments and tests and results of experimentation and testing; information comprised in Software; together with all common law or statutory rights protecting the same including by any action for breach of confidence and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

Legal and Beneficial Title: full and unrestricted title with the benefit of quiet possession and free from lawful interruption and disturbance;

Losses: actions, proceedings, losses, damages, liabilities, claims, costs and expenses including fines, penalties, clean-up costs, legal and other professional fees;

Material Unregistered Intellectual Property: the Ingram logo; trade name of “Ingram Publishing”; customer materials as defined in the agreement with Diosphere contained at Tab 4.3(d) of the Disclosure Bundle; details of supply arrangements, any lists of persons to which the Business posts or e-mails information related to the Business, pricing policy, and historical sales statistics;

Metadata: in relation to each of 65,532 Images: the IMAGECODE; EXTCODE (supplier code); KEYWORDS (descriptive words); WIDTH (Pixel), HEIGHT (Pixel) and SIZE (Pixel); in relation to approximately 80,000 further Images, the file numbers in respect of each; and in respect of all, vector images/fonts/clip arts in a catalogue and/or product CD containing license images and fonts all of which is disclosed in the Diligence Bundle at Tab 9.1;

Minority Sellers: Andrew Eric Lawson Smith and David Jeffrey (each a “Minority Seller”), further particulars of whom are set out in Schedule 1;

Minority Sellers’ Sale Agreements: the agreements in the agreed terms between the Buyer and each Minority Seller for the sale of the Minority Sellers’ shares;

Minority Sellers’ Shares: those Shares to be sold by the Minority Sellers pursuant to the Minority Sellers Sale Agreements;

Net Assets: in relation to the Group, its consolidated fixed assets plus its consolidated current assets less its consolidated liabilities as set out in the Completion Accounts;

Ordinary Shares: the 100,000 issued Ordinary Shares of £.01 each in the capital of the Company;

Other Properties: any property (other than the Properties) previously owned, operated, occupied or used by the Company or the Subsidiary at any time before Completion;

Patent Rights: patent applications or patents, author certificates, inventor certificates, utility certificates, improvement patents and models and certificates of addition including any divisions, renewals, continuations, refilings, confirmations-in-part, substitutions, registrations, confirmations, additions, extensions or reissues thereof and any similar or analogous rights to any of the foregoing whether arising or granted under the law of England or any other jurisdiction;

Pension Schemes: agreements or arrangements (whether legally enforceable or not) for the payment of any pensions, allowances, lump sums or other like benefits on retirement for the benefit of any present or former director, officer or employee of the Company or the Subsidiary or for the benefit of the dependants of any such persons;

Permits: any and all licenses, consents, permits, authorisations, registrations or the like, made or issued pursuant to or under, or required under Environmental Laws;

Preference Shares: the 300,000 issued Preference Shares of £.01 each in the capital of the Company;

Preferred Stock: shares of convertible, redeemable preferred stock, par value $ 0.001, of Buyer’s Parent;

Proceedings: any proceeding, suit or action arising out of or in connection with this Agreement;

Properties: the properties of which short particulars are set out in Schedule 4 and the expression “Property” shall mean, where the context so admits, any one or more of such properties and any part or parts thereof;

Registered Intellectual Property: all the Intellectual Property owned, licensed, used or exploited by the Company or any Subsidiary, which is registered;

Relevant IP: all Registered Intellectual Property and Unregistered Intellectual Property;

Remediation Action:

(i) preventing, limiting, removing, remediating, cleaning-up, abating or containing the presence or effect of any Hazardous Matter in the Environment or (ii) carrying out investigative work and obtaining legal and other professional advice as is reasonably required in relation to (i);

Securities Laws: including the Securities Act of 1933, as amended, and all other U.S. and non-U.S. Laws that regulate the offering, sale or disposition of securities;

Seller’s Shares: those Shares set out opposite the name of the Seller in Schedule 1;

Service Agreements: the employment agreements to be entered into between the Company and each of Cathal Sheehy, John Bohill and Louis Ingram in the agreed terms;

Shares: the Ordinary Shares and the Preference Shares;

Singer & Friedlander: Singer & Friedlander Limited of 21 New Street, Bishopsgate, London EC2M 4HR;

Software: any and all computer programs in both source and object code form, including all modules, routines and sub-routines thereof and all source and other preparatory materials relating thereto, including user requirements, functional specifications and programming specifications, ideas, principles, programming languages, algorithms, flow charts, logic, logic diagrams, orthographic representations, file structures, coding sheets, coding and including any manuals or other documentation relating thereto and computer generated works;

SSAP and FRS: a statement of standard accounting practice or financial reporting standard in force at the date hereof as adopted or issued by the ASB as an Accounting Standard;

Stock Exchange: London Stock Exchange plc or any other recognized investment exchange (as defined in the Financial Services and Markets Act 2000);

Subscription Agreement: the subscription agreement in agreed terms;

Sub: a subsidiary within the meaning ascribed to such expression by sections 736 and 736A, CA 85;

Subsidiary undertaking: a subsidiary undertaking within the meaning ascribed to such expression by section 258, CA 85;

Subsidiary: the subsidiaries of the Company named in part 2 of Schedule 5;

TA 88: Income and Corporation Taxes Act 1988;

Taxation or Tax:

(a)
all forms of taxation and statutory, governmental, state, federal, provincial, local government or municipal charges, duties, imposts, contributions, levies, withholdings or liabilities wherever chargeable and whether of the UK or any other jurisdiction; and

(b)	any penalty, fine, surcharge, interest, charges or costs payable in connection with any taxation within (a) above;

Taxation Authority: the Inland Revenue, Customs & Excise, Department of Social Security and any other governmental or other authority whatsoever competent to impose any Taxation whether in the United Kingdom or elsewhere;

Tax Deed: the deed in the agreed terms containing certain taxation covenants and indemnities between the Warrantors and the Buyer;

Taxation Statute: any directive, statute, enactment, law or regulation, wheresoever enacted or issued, coming into force or entered into providing for or imposing any Taxation and shall include orders, regulations, instruments, bye-laws or other subordinate legislation made under the relevant statute or statutory provision and any directive, statute, enactment, law, order, regulation or provision which amends, extends, consolidates or replaces the same or which has been amended, extended, consolidated or replaced by the same;

Tax Warranties: the warranties set out in part 2 of Schedule 6;

TCGA: Taxation of Chargeable Gains Act 1992;

Third Party Rights Act: Contracts (Rights of Third Parties) Act 1999;

TMA: Taxes Management Act 1970;

Trade Marks: trade or service mark applications or registered trade or service marks, registered protected designations of origin, registered protected geographic origins, refilings, renewals or reissues thereof, unregistered trade or service marks, get up and company names in each case with any and all associated goodwill and all rights or forms of protection of a similar or analogous nature including rights which protect goodwill whether arising or granted under the law of England or of any other jurisdiction;

Trade Union: as defined in section 1, TULRCA;

Transaction Documents: the Tax Deed, the Disclosure Letter, the Service Agreements, the Deeds of Covenant, the Escrow Agreement, the Subscription Agreement and the Exchange Agreement;

TULRCA: Trade Union and Labour Relations (Consolidation) Act 1992;

TUPE: Transfer of Undertakings (Protection of Employment) Regulations 1981;

UK Listing Authority: the Financial Services Authority acting in its capacity as the competent authority for the purposes of the Financial Services and Markets Act 2000;

Unregistered Intellectual Property: Intellectual Property owned, licensed, used or exploited by the Company or the Subsidiary (including but not limited to Material Unregistered Intellectual Property) other than Registered Intellectual Property;

VAT: value added tax;

VATA: Value Added Tax Act 1994;

Warranties: the warranties set out in clause 9 and Schedule 6;

Warrantors: together the Seller and the Indirect Shareholders;

Warrantors’ Accountants: Murray Smith of Darland House, 44 Winnington Hill, Northwick, Cheshire CW8 1AU;

Warrantors’ Solicitors: DMH Stallard of 40 High Street, Crawley RH10 1BW;

in the agreed terms in the form agreed between the Warrantors’ Solicitors and the Buyer’s Solicitors and signed for the purposes of identification by or on behalf of each party.

1.2	The table of contents and headings in this Agreement are inserted for convenience only and shall not affect its construction.

1.3	Unless the context otherwise requires:

i)	words denoting the singular shall include the plural and vice versa;

ii)	references to either gender or the neutral shall include both genders and the neutral;

iii)	references to persons shall include bodies corporate, unincorporated associations and partnerships in each case whether or not having a separate legal personality; and

iv)	references to the word include or including are to be construed without limitation.

1.4
References to recitals, Schedules and clauses are to recitals and Schedules to and clauses of this Agreement unless otherwise specified and references within a Schedule to paragraphs are to paragraphs of that Schedule unless otherwise specified.

1.5
References in this Agreement to any statute, statutory provision, EU Directive or treaty include a reference to that statute, statutory provision, EU Directive or treaty as amended, extended, consolidated or replaced from time to time (whether before or after the date of this Agreement) and include any order, regulation, instrument or other subordinate legislation made under the relevant statute, statutory provision, EU Directive or treaty.

1.6	Words and expressions defined in the Tax Deed shall to the extent not inconsistent bear the same meanings as in this Agreement.

1.7
References to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept, state of affairs or thing shall in respect of any jurisdiction other than England be deemed to include that which most approximates in that jurisdiction to the English legal term.

1.8	Any reference to writing or written includes faxes and any non-transitory form of visible reproduction of words (but not e-mail).

1.9
Any agreement, covenant, representation, warranty, undertaking or liability arising under this Agreement on the part of two or more persons shall be deemed to be made or given by such persons jointly and severally.

1.10	References to the Warrantors shall include each of them severally.

1.11
In Schedule 6, references to the Company shall be deemed to include a corresponding reference to the Subsidiary and references to the Accounts are to those of the Company or the Subsidiary, as the case may be.

1.12	References to times of the day are to London time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.13	In this Agreement, references to “include” and “including” shall be deemed to mean respectively “include(s) without limitation” and “including without limitation”.

2. INTENTIONALLY OMITTED

3. SALE AND PURCHASE

3.1 Obligation to sell and purchase

Subject to the terms of this Agreement, the Seller shall sell and the Seller and the Indirect Shareholders shall procure the sale of Legal and Beneficial Title to, and with full title guarantee, the Shares and the Buyer shall purchase such interests in the same together with all rights attaching thereto at the date of this Agreement.

3.2 Dividends and distributions

The Buyer shall be entitled to receive all dividends and distributions declared, paid or made by the Company on or after the date of this Agreement.

3.3 Sale of all Shares

The Buyer shall not be obliged to complete the purchase of any of the Shares unless the purchase of all the Shares is completed simultaneously.

4. CONSIDERATION

4.1 Consideration

The Seller’s Shares shall be sold for the following consideration but subject to adjustment as provided in clause 7.2:

4.1.1	£216,953 cash payment (the “Cash Payment”); and

4.1.2	$3,200 of Preferred Stock at par with share certificates in the name and share amount as is set forth in Schedule 1 (3);

4.1.3	800,000 shares of Common Stock with share certificates in the name and share amount as is set forth in Schedule 1 (3); and

4.1.4	The shares of Preferred Stock and Common Stock to be issued and delivered under clause 4.1 shall be fully paid non-assessable shares.

4.2 Entitlement to consideration

The Consideration shall, subject to any adjustments to the Consideration or the exercise by the Buyer of any rights of set off pursuant to this Agreement, belong to the Seller in the proportions set out in Schedule 1.

4.3 Reduction in consideration

Any payment made by the Warrantors in respect of a breach of any Warranties or payment made under the Indemnities or the Tax Deed, or any other payment made pursuant to this Agreement, shall be and shall be deemed to be pro tanto a reduction in the price paid for the Shares under this Agreement.

5. WAIVERS OF PRE-EMPTION

The Seller hereby waives and the Warrantors shall procure the waiver by the Minority Sellers of all rights of pre-emption or other rights over any of the Shares conferred on them either by the articles of association of the Company or in any other way.

6. COMPLETION

6.1 Time and location

Subject as provided in clause 6.4, Completion shall take place at the offices of the Buyer's Solicitors on execution and delivery of this Agreement.

6.2 Warrantors’ obligations

At Completion:

(a)	the Warrantors shall deliver to the Buyer each of the documents listed in part 1 of Schedule 10; and

(b)
the Warrantors shall procure that all necessary steps are taken properly to effect the matters listed in part 2 of Schedule 10 at board meetings of the Company and each of the Subsidiary and shall deliver to the Buyer duly signed minutes of all such board meetings.

6.3 Buyer’s obligations

Subject to the Warrantors complying with their obligations under clause 6.2 the Buyer shall at Completion:

(a)
pay the sum of US$2,477,141 by way of electronic transfer for same day value to the Warrantors' Solicitors (or at the written direction of the Warrantors' Solicitors to an account in the name of Singer & Friedlander at Chase Manhattan Bank in New York), the Warrantors' Solicitors or Singer & Friedlander being irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer's obligation to pay to the Seller £72,219, the Minority Sellers £48,558, Clonure £205,323, to discharge the debt due to Singer & Friedlander of US$1,641,847, debt due to Clonure of £96,175 and debt due to the Seller of £10,000 and to pay certain costs of the Sellers and the Buyer shall not be concerned to see the application or be answerable for the loss or misapplication of such sum;

(b)	deposit the sum of £184,280 (“Escrowed Amount”) into escrow with the Escrow Agent, pursuant to the terms of the Escrow Agreement;

(c)	deliver to the Warrantors a counterpart Tax Deed duly executed by the Buyer;

(d)	deliver to the Warrantors counterparts of the Service Agreements and the Deeds of Covenant;

(e)	deliver to the Warrantors stock certificates for the Preferred Stock and the Common Stock;

(f)
deliver to the Warrantors a certified copy of minutes of a Board of Directors meeting (or an equivalent resolution in lieu of a meeting) authorising the execution by the Buyer and the Buyer’s Parent of this Agreement and the Transaction Documents and the performance of all obligations of the respective party under this Agreement and the Transaction Documents;

(g)	deliver to the Warrantors a counterpart Exchange Agreement and Subscription Agreement fully executed by Buyer’s Parent; and

(h)	deliver to the Warrantor’s Solicitors a counterpart Escrow Agreement.

6.4 Company records

Following Completion the Warrantors shall, and shall procure that any other person shall, send to the Company at its registered office for the time being such records and documents relating to the Company and the Subsidiary or the Business not kept at any of the Properties, save for those required for the purpose of preparing the Completion Accounts which shall be sent to the Buyer with the Completion Accounts in accordance with clause 7.1(a).

7. COMPLETION ACCOUNTS

7.1 Preparation of Completion Accounts

(a)
Forthwith after Completion, the Warrantors shall prepare provisional accounts for the Group as at the close of business on the date of Completion and the Warrantors shall procure that they are audited by the Warrantors’ Accountants or by such other accountants as may be appointed by the Warrantors and submitted to the Buyer’s Accountants for review within 60 days after Completion. The Warrantors shall pay the charges of the Warrantors' Accountants and the Buyer shall pay the charges of the Buyer’s Accountants.

(b)	If the Warrantors shall fail to procure the preparation of accounts in accordance with clause 7.1(a), the Buyer may procure the same at the Warrantors' expense.

(c)
The Completion Accounts shall consist of a consolidated balance sheet for the Group as at the close of business on the date of Completion and the Completion Accounts shall be prepared in accordance with the principles set out in Schedule 7.

(d)
In conjunction with the preparation of the Completion Accounts, the Warrantors’ Accountants shall also prepare a detailed reconciliation of the debtors of the Company at the date of Completion against the debtors position at the Balance Sheet Date (“Reconciliation”)

(e)
Unless within 30 days after receipt of the audited version of the Completion Accounts pursuant to clause 7.1(a) the Buyer’s Accountants notify the Warrantors’ Accountants in writing of any disagreement or difference of opinion relating to the Completion Accounts, the parties shall be deemed to have accepted such accounts as accurate, save in respect of the debtors position.

(f)
If within the period of 30 days referred to in clause 7.1(e) the Buyer’s Accountants notify the Warrantors’ Accountants of any disagreement or difference of opinion relating to the provisional Completion Accounts (Notice of Disagreement) and if they are able to resolve such disagreement or difference of opinion within 30 days of the Notice of Disagreement, the provisional Completion Accounts shall, if necessary, be amended to give effect to the agreement reached between the parties and those amended provisional Completion Accounts shall be deemed for the purposes of this Agreement to be the provisional Completion Accounts.

(g)
If the Warrantors’ Accountants and the Buyer’s Accountants are unable to reach agreement within 30 days of the Notice of Disagreement, the matter in dispute shall be referred to the decision of an independent chartered accountant (Independent Accountant) to be appointed (in default of nomination by agreement between the Warrantors and the Buyer) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

(h)
The Independent Accountant shall act as an expert and not as an arbitrator, the Arbitration Act 1996 shall not apply and his decision shall (in the absence of manifest error) be final and binding on the Warrantors and the Buyer for all the purposes of this Agreement. The costs of the Independent Accountant shall be apportioned between the Warrantors and the Buyer as the Independent Accountant shall decide but each party shall be responsible for its own costs of presenting its case to the Independent Accountant.

(i)
The Warrantors shall procure that the Warrantors’ Accountants shall give the Buyer’s Accountants unrestricted access to all their working papers (with the right to take copies) during the planning, execution and finalization of the audit and their review of the Completion Accounts at every location at which work on them is done and the Warrantors agree that the Buyer’s Accountants shall be at liberty to disclose to the Buyer any information and copies of any documents which they receive by virtue of this clause.

(j)
At a date 120 days after Completion the Warrantors’ Accountants shall prepare a further reconciliation of the debtors of the Company at 120 days after Completion against the debtors position at the Completion Date (“Further Reconciliation”). Any debts shown in the Further Reconciliation which were outstanding at the date of Completion shall be fully provided for (ie there shall be a deduction for such debts) in the Completion Accounts. To the extent that such debts are subsequently collected, 100% shall belong to and be paid over to the Sellers.

(k)
The provisions of clauses 7.1 (e) to (h) inclusive shall apply mutatis mutandis to the agreement of the Further Reconciliation between the Buyer and the Warrantors save that the period of 30 days shall be replaced by a period of 10 days.

(l)
Upon agreement of the debtors position (whether as a result of agreement of the Buyers Accountants and the Warrantors Accountants or application of 7.1 (k)), the agreed debtors amount shall be imported into the provisional Completion Accounts and the provisional Completion Accounts shall become the Completion Accounts for the purposes of this Agreement.

7.2 Adjustment of Consideration

The Consideration and amounts paid to Clonure and the Minority Sellers shall be adjusted after Completion in accordance with the following provisions of this clause 7.2.

(a)
If the Net Assets are less than the net assets (determined on a similar basis) of the Group as at the Balance Sheet Date as shown by the Accounts (the “Deficiency”), the Seller and the Warrantors shall pay to the Buyer an amount equal to the Deficiency. If the Net Assets are greater than the net assets (determined on a similar basis) of the Group as at the Balance Sheet Date as shown by the Accounts (the “Excess”), the Buyer shall pay to the Seller, Clonure and the Minority Sellers an amount equal to the Excess.

(b)	Any amounts to be paid under clause 7.2(a) shall be paid in accordance with the Escrow Agreement and:

(i)
be paid within 14 days after the date on which the Completion Accounts have been agreed or settled (whether under clause 7.1(j) or (k)) or by virtue of a decision of the Independent Accountant or otherwise) together with interest on the amount to be paid in accordance with the interest provisions in the Escrow Agreement; and

(ii)
in the case of sums payable to the Seller, payment shall be made to the Warrantors’ Solicitors who are irrevocably authorised to receive the same and whose receipt shall be an effective discharge of the Buyer’s obligation to pay such sums and the Buyer shall not be concerned to see to the application or be answerable for the loss or misapplication of such sums.

8. INTENTIONALLY OMITTED

9. WARRANTIES

9.1 Extent of Warranties

In consideration of the Buyer agreeing to purchase the Shares on the terms contained in this Agreement, the Warrantors in relation to the Company and the Subsidiary jointly and severally represent and warrant to the Buyer in the terms set out in Schedule 6.

9.2 Obligation to make enquiries

Except as otherwise stated in the Warranty, where any of the Warranties is made or given so far as the Warrantors are aware, such Warranty shall be deemed to be given to the best of the knowledge, information and belief of each of the Warrantors after having made due and careful enquiries of each other and of the Warrantors’ Accountants and the Warrantors’ Solicitors and the knowledge, information and belief of any one of the Warrantors shall be imputed to the remaining Warrantors.

9.3 Investigation by Buyer

None of the Warranties or the Indemnities or the Tax Deed shall be deemed in any way modified or discharged by reason of any investigation or inquiry made or to be made by or on behalf of the Buyer provided that a claim under the Warranties or the Indemnities or the Tax Deed shall be barred (and the amount recoverable under any such claim shall be reduced) to the extent that the Buyer has actual knowledge of the facts and circumstances giving rise to such claim.

9.4 Information supplied by the Company/the Subsidiary

Any information supplied by or on behalf of the Company or on behalf of the Subsidiary (or by any officer, employee or agent of any of them) to the Warrantors or their advisers in connection with the Warranties, the Indemnities or the Tax Deed or the information Disclosed in the Disclosure Documents shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favor of the Warrantors and the Warrantors undertake to waive any and all claims which they might otherwise have against the Company or the Subsidiary or against any officer, employee or agent of any of them in respect of such claims but so that this shall not preclude any of the Warrantors from claiming against any other of the Warrantors under any right of contribution or indemnity to which he may be entitled.

9.5 Separate and independent warranties

Each of the Warranties set out in the separate paragraphs of Schedule 6 shall be separate and independent and save as expressly otherwise provided shall not be limited by reference to any other such Warranty or by anything in this Agreement, the Disclosure Documents or the Tax Deed.

9.6 Set-off by Buyer

(a) The Buyer shall (without prejudice to its other rights hereunder) be entitled to set off against any amount otherwise payable to the Seller under this Agreement any amount due by the Seller and/or the Warrantors to the Buyer by reason of any breach of the Warranties or due by the Warrantors under the Indemnities or the Tax Deed (“Claimed Amount”):

(i)	if the Claimed Amount is an amount in respect of an Agreed Claim; or

(ii)
if the Claimed Amount is in respect of any claim which is not an Agreed Claim, subject to the Buyer having produced an opinion from Queen’s Counsel (“Counsel”) stating that the claim which is the subject of the Claimed Amount is more likely than not to succeed and the likely liability arising in respect of the said claim.

(b) For the purposes of clause 9.6(a)(ii):

(i)
Counsel shall be appointed only with the agreement of the Seller (or failing agreement, such appointment shall be made on the application of either party by the President of the Law Society from time to time);

(ii)	a copy of the instructions to Counsel shall be provided to the Seller at the same time as they are delivered to Counsel;

(iii)
the Seller shall be given the opportunity to make submissions to Counsel within a reasonable time and if the Seller fails to make submissions with a reasonable time they shall be deemed to have confirmed that they have no submissions to make;

(iv)
Counsel’s opinion shall be delivered not later than two weeks after the Seller has confirmed in writing to Counsel that he has no further submissions to make or the Seller has been deemed to have confirmed that he has no submissions to make;

(v)
if Counsel states that only part of the claim which is the subject of the Claimed Amount is more likely than not to succeed, the Buyer shall only be entitled to set-off such sum equal to the liability under that part of the claim which Counsel states is more likely than not to succeed and not the whole claim;

(vi)
the right of set-off shall cease 6 months after delivery by Counsel of his opinion unless and to the extent only that the said claim becomes a Substantiated Claim (as such term is defined in Schedule 13) or unless proceedings have been instituted and shall in any event cease if and to the extent that the Seller and/or the Warrantors are found to have no liability under the said claim; and

(vii)
the costs of Counsel for providing the opinion shall be borne by the unsuccessful party and in the event the claim is successful only in part costs should be proportionate to the relative success of the claim.

9.7 Satisfaction of liability

Any amount set off in accordance with clause 9.6 above shall pro tanto satisfy the liability concerned.

9.8 Reliance

The Buyer has entered into this Agreement upon the basis of and in reliance upon the Warranties and the Indemnities.

10. LIMITATION OF WARRANTORS' LIABILITY

10.1 Limitations on liability

The liability of the Warrantors in respect of any claim under the Warranties shall be limited as provided in Schedule 13 but so that the limitations on the liability of the Warrantors under this clause 10.1 and Schedule 13 (other than the limitation in clause 6.1.1 of Schedule 13) shall not apply in relation to the Warranties set out in paragraphs 1.2 and 2.3(a) of Schedule 6.

11. INTENTIONALLY OMITTED

12. PROTECTION OF GOODWILL AND TRADE SECRETS

This Clause 12 confers directly enforceable rights on the Company and the Subsidiary by virtue of the Contracts (Rights of Third Parties) Act 1999.

12.1 Covenants

As further consideration for the Buyer agreeing to purchase the Shares on the terms contained in this Agreement and with the intent of assuring to the Buyer the full benefit and value of the goodwill and connections of the Group and as a constituent part of the sale of the Shares, the Warrantors hereby severally undertake (binding themselves and each of their Affiliates) to the Buyer, the Company and the Subsidiary that (except as directors or employees of the Company or of the Subsidiary or with the written consent of the Buyer) neither they nor their Affiliates shall, whether on their own behalf or with or on behalf of any person, and whether directly or indirectly by any or person or business controlled by them or any Connected Person:

(a)
in the period from Completion until 3 years after Completion, carry on or be employed, engaged, an officer of, concerned, interested or in any way assist within any territory in which the Company and/or the Subsidiary have traded for the 12 months ending on the Completion Date in any business which is in any way in competition with all or part of the Business (including any business in the Business Sector) provided that nothing in this Clause 12.1(a) shall prevent the Warrantors or any of their Subs from holding for investment purposes only any units of an authorised unit trust and/or not more than 5 per cent of any class of the issued share or loan capital of any company traded on a recognized investment exchange (as defined in the Financial Services and Markets Act 2000);

(b)
in the period from Completion to until 3 years after Completion, canvass, solicit or approach or cause to be canvassed, solicited or approached (in relation to a business which may in any way compete with all or part of the Business) the custom of any person who at any time during the 12 months preceding Completion shall have been a client or customer of the Company or the Subsidiary;

(c)
in the period from Completion until 3 years after Completion offer employment to or offer to conclude any contract of services with employees of the Company or of any of its Subs holding executive or managerial posts or procure or facilitate the making of such an offer by any person, firm or company or entice or endeavour to entice any such employees to terminate their employment with the Company or any of its Subs (Provided always that this sub-clause shall only apply in relation to persons who were so employed at Completion and who were still so employed immediately prior to the relevant breach of this Clause 12.1(c));

(d)
at any time after Completion use as a trade or business name or mark or carry on a business involving the Business (or any part of it) under a title containing the word(s) “Ingram”, "Ingram Publishing, Ingram 1001" or any other word(s) resembling the same subject to Louis Anthony Lockley Ingram retaining the right to continue to use the business or trading name “Ingram” provided always that the name is not used in a business that competes with the Business or is in or is related to the Business Sector; or

(e)
in the period from Completion until 5 years after Completion disclose to any person whatsoever or use to the detriment of the Company or the Subsidiary or otherwise make use of any Confidential Information including Know-How relating or belonging to the Company or the Subsidiary or in respect of which the Company or the Subsidiary is bound by an obligation of confidence to a third party save as required by the UK Listing Authority, the Stock Exchange, the Panel on Takeovers and Mergers or by law or by any court of competent jurisdiction.

Each undertaking contained in this Clause 12.1 shall be read and construed independently of the other undertakings herein as an entirely separate and severable undertaking.

12.2 Severability of covenants

Whilst the undertakings in Clause 12.1 are considered by the parties to be reasonable in all the circumstances, if any one or more should for any reason be held to be invalid but would have been held to be valid if part of the wording thereof was deleted, the said undertakings shall apply with the minimum modifications necessary to make them valid and effective.

12.3 Information in the public domain

The restriction contained in Clause 12.1(e) shall not extend to any confidential or secret information which may come into the public domain otherwise than through the default of any of the Warrantors.

13. ADDITIONAL COVENANTS

13.1
Each party shall promptly notify the other should the information in Clause 22 pertaining to such party change. Each of the Warrantors shall, upon demand by the Buyer (a) disclose in writing such information with respect to himself or herself, and any party controlling or controlled by such of the Warrantors, as is necessary for the Buyer to comply with statutory and other generally accepted principles relating to (i) the Foreign Corrupt Practices Act (ii) anti-money laundering and anti-terrorist groups (including the requirements imposed under the USA PATRIOT Act and the Bank Secrecy Act and by OFAC), and (iii) the requirements of any other appropriate domestic or foreign authority, and (b) promptly furnish any other information, and execute and deliver such documents, as may be reasonably required to comply with, or to confirm compliance with applicable laws or regulations.

13.2
Each of the Warrantors understands and agrees that, by law, the Buyer may be obligated to request the Escrow Agent to “freeze” the Escrow Account in connection with any or all of the Warrantors in compliance with applicable governmental regulations, including anti-money and anti-terrorist laundering laws and regulations. If the Buyer requests the Escrow Agent to “freeze” the Escrow Account in any manner, the Escrow Agent is not obliged to carry out the Buyers instructions unless it receives a written legal opinion from counsel to the Buyer setting out the reason for and the manner in which the Escrow Account must be “frozen” including satisfactory supporting documentation from relevant governmental agencies or a court order with respect to the “freeze”. Each of the Warrantors also understands that the Buyer may be required to report such action and to disclose any Seller’s identity and confidential information about such Seller to OFAC, the U.S. government, the U.S. law enforcement agencies and the law enforcement agencies of other governments.

14. INTENTIONALLY OMITTED

15. ANNOUNCEMENTS

15.1 Restrictions on announcements

No press conference, announcement or other communication concerning Confidential Information or the transactions referred to in this Agreement, or in connection with the Group or otherwise relating to the financial condition or trading or financial prospects of the Group (or any of it), shall be made or dispatched by either party or their agents, employees or advisers to any third party without the prior written consent of the other parties save as may be required by any:

(a)	law;

(b)	existing contractual arrangements (including for this purpose any non-legally binding agreement with a Trade Union); or

(c)	the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers; or

(d)	any applicable regulatory authority to which the Warrantors are subject where such requirement has the force of law,

  provided that the Warrantors shall make reasonable efforts to consult with the Buyer or the Buyer’s Parent if reasonably practicable and lawful to do so.

15.2 Time limit

The restrictions contained in this clause shall continue to apply after Completion without limit in time.

15.3 Legal and regulatory requirements

The Buyer and each of the Warrantors undertakes to provide all such information known to it or him or which on reasonable enquiry ought to be known to it or him or as may reasonably be required by the Warrantors or the Buyer in relation to the Group or any member of it for the purpose of complying with the requirements of law or of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers or of any applicable regulatory authority to which any of the parties is subject where such requirement has the force of law.

15.4 Notwithstanding the foregoing, the parties’ advisors shall not be prohibited making tombstone announcements relating to Completion.

16.	IMPLIED COVENANTS FOR TITLE AND FURTHER ASSURANCE

16.1	Implied covenants for title

The Law of Property (Miscellaneous Provisions) Act 1994 applies to all dispositions of property made under or pursuant to this agreement save that the word reasonably shall be deleted from the covenant set out in section 2(1)(b) of that Act, and the covenant set out in section 3(1) of that act shall not be qualified by the words other than any charges, encumbrances or rights which that person does not and could not reasonably be expected to know about.

16.2	Further assurance

In addition to clause 16.1, the Seller and the Indirect Shareholders shall, from time to time on being reasonably required to do so by the Buyer, now or at any time in the future, do or use his reasonable endeavours to procure the doing of all such acts and/or execute or procure the execution of all such documents as the Buyer may reasonably consider necessary to vest in the Buyer the full legal and beneficial interest in the Shares and to effect the transfer of the legal and beneficial ownership in the domain name ingramstock.com from John Bohill to the Company at the cost and expense of the Buyer.

17. ASSIGNMENT

17.1 Limited assignment

No party or any other person with enforceable rights under this Agreement may assign the benefit of its rights under this Agreement whether absolutely or by way of security or deal in any way with any interest it has under this Agreement except (in the case of the Buyer only) by way of an absolute assignment to an Affiliate of the Buyer and provided and so long as it remains an Affiliate (failing which the benefit of this Agreement shall no longer be available to such assignee nor to any assignor) save that a party or any person with enforceable rights by virtue of the Third Party Rights Act may assign such benefit absolutely and/or by way of security to a person (other than (in the case of the Buyer) to an Affiliate as aforesaid) only with the prior consent in writing of the parties (such consent not to be unreasonably withheld or delayed) and any purported assignment in contravention of this clause shall be ineffective.

17.2 Successors in title

This Agreement shall be binding upon and enure for the benefit of the personal representatives and assigns and successors in title of each of the parties and every other person with enforceable rights under this Agreement and references to the parties and such persons shall be construed accordingly.

18. ENTIRE AGREEMENT: REMEDIES

18.1 Entire agreement

This Agreement, together with the Transaction Documents, constitutes the whole agreement between the parties relating to its subject matter and supersedes, excludes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, assurances, statements and arrangements of any nature, whether in writing or oral, relating to such subject matter.

Each of the parties acknowledges that it has not been induced to enter into this Agreement by any representations, warranty, promise, assurance or statement by any of the other parties or any other person save for any term expressly stated in this Agreement.

No party (“first party”) shall have any remedy in respect of any untrue statement made by any other party upon which the first party relied in entering into this Agreement (unless such untrue statement was made fraudulently or was as to a fundamental matter, including as to a party’s liability to perform this Agreement) and that party’s only remedies shall be for breach of contract as provided in this Agreement and not rescission.

The parties acknowledge and agree that the express terms of the Agreement are in lieu of all representations, warranties, conditions, terms, undertakings and obligations implied by statute, common law or otherwise all of which are excluded to the fullest extent permitted by law.

18.2 Remedies

The rights under this Agreement of the Buyer and of any person who has rights under this Agreement by virtue of the Third Party Rights Act are independent, cumulative and without prejudice to all other rights available to it whether as a matter of common law, statute, custom or otherwise.

18.3 Non-exclusion of fraud

Nothing in this Agreement, the Tax Deed or in any other document referred to herein shall be read or construed as excluding any liability or remedy as a result of fraud or the making of an untrue statement in relation to a fundamental matter.

19. WAIVER, VARIATION AND RELEASE

19.1 No waiver by omission, delay or partial exercise

No omission to exercise or delay in exercising on the part of any party to this Agreement any right, power or remedy provided by law or under this Agreement shall constitute a waiver of such right, power or remedy or any other right, power or remedy or impair such right, power or remedy. No single or partial exercise of any such right, power or remedy shall preclude or impair any other or further exercise thereof or the exercise of any other right, power or remedy provided by law or under this Agreement.

19.2 Specific waivers to be in writing

Any waiver of any right, power or remedy under this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. Unless otherwise expressly stated, any waiver shall be effective only in the instance and only for the purpose for which it is given.

19.3 Variations to be in writing

No variation to this Agreement shall be of any effect unless it is agreed in writing and signed by or on behalf of each party.

19.4 Non-release of all /Warrantors

Any liability of the Warrantors to any person under this Agreement or under the Tax Deed may in whole or in part be released, compounded or compromised or time or indulgence given by that person in its absolute discretion as regards any of the Warrantors under such liability without in any way prejudicing or affecting its rights against any other or others of the Warrantors under the same or like liability, whether joint or several or otherwise, or any other person’s rights against any of them in any respect.

20. COSTS AND EXPENSES

20.1 Payment of costs

Save as otherwise stated in this Agreement, each party shall pay its own costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement and other agreements forming part of the transaction.

20.2 Company and Subsidiary to pay no costs

For the avoidance of doubt, neither the Company nor the Subsidiary shall pay any legal or other professional charges and expenses in connection with any investigation of the affairs of the Group or the negotiation, preparation, execution and carrying into effect of this Agreement.

21. PAYMENTS

Save as envisaged in Clause 9.6, all payments to be made under this Agreement or the Tax Deed shall be made in full without any set-off or counterclaim and free from any deduction or withholding save as may be required by law, in which event such deduction or withholding shall not exceed the minimum amount which it is required by law to deduct or withhold.

22. NOTICES

22.1 Form of notices

Any communication to be given in connection with the matters contemplated by this Agreement shall, except where expressly provided otherwise, be in writing and shall either be delivered by hand or sent by first class pre-paid post or facsimile transmission. Delivery by courier shall be regarded as delivery by hand.

22.2 Address and facsimile

Such communication shall be sent to the address of the relevant party referred to in this Agreement or the facsimile number set out below or to such other address or facsimile number as may previously have been communicated to the other parties in accordance with this clause. Each communication shall be marked for the attention of the relevant person.

Warrantors: - no facsimile number.
Buyer - facsimile number [ ]. For the attention of the President.
Buyer’s Parent - facsimile number 00 1 904 565 1620. For the attention of the President.

22.3 Deemed time of service

A communication shall be deemed to have been served:

(a)	if delivered by hand at the address referred to in Clause 22.2, at the time of delivery;

(b)	if sent by first class pre-paid post to the address referred to in Clause 22.2, at the expiration of two clear days after the time of posting; and

(c)	if sent by facsimile to the number referred to in Clause 22.2, at the time of completion of transmission by the sender.

If a communication would otherwise be deemed to have been delivered outside normal business hours (being 9:30 a.m. to 5:30 p.m. on a Business Day) in the time zone of the territory of the recipient under the preceding provisions of this sub-clause, it shall be deemed to have been delivered at the next opening of business in the territory of the recipient.

22.4 Proof of service

In proving service of the communication, it shall be sufficient to show that delivery by hand was made or that the envelope containing the communication was properly addressed and posted as a first class pre-paid letter or that the facsimile was dispatched and a confirmatory transmission report received.

22.5 Change of details

A party may notify the other parties to this Agreement of a change to its name, relevant person, address or facsimile number for the purposes of Clause 22.1 PROVIDED THAT such notification shall only be effective on:

(a)	the date specified in the notification as the date on which the change is to take place; or

(b)
if no date is specified or the date specified is less than five clear Business Days after the date on which notice is deemed to have been served, the date falling five (5) clear Business Days after notice of any such change is deemed to have been given.

22.6 Notice to Warrantors

Notice given to the Warrantors shall be sufficiently given if served on each of the Warrantors in accordance with this Clause 22.

22.7 Notice to third parties

Notice given to the Company, or the Subsidiary or any other third party referred to in Clause 9.4 or Clause 11 shall be sufficiently given if served on the Buyer in accordance with this Clause 22 provided that the third party is reasonably identified in the notice.

23. DEFAULT INTEREST

23.1 Interest on late payment

If a party which is required to pay any sum under this Agreement fails to pay any sum payable by it under this Agreement on the due date for payment (“defaulting party”), it shall pay interest on such sum for the period from and including the due date up to the date of actual payment (after as well as before judgment) in accordance with this clause.

23.2 Amount

The defaulting party shall pay interest at the annual rate which is the aggregate of 4% per annum above the base rate from time to time of Barclays Bank plc.

23.3 Basis of payment

Interest under this Clause 23 shall accrue daily on the basis of the actual number of days elapsed and a 365-day year and shall be paid by the defaulting party on demand quarterly.

24. COUNTERPARTS

24.1 Execution in counterparts

This Agreement may be executed in any number of counterparts and by the parties on different counterparts, but shall not be effective until each party has executed at least one counterpart.

24.2 One agreement

Each counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same Agreement.

25. LANGUAGE

25.1 English language to prevail

This Agreement is drawn up in the English language. If this Agreement is translated into any language other than English, the English language text shall prevail.

25.2 All notices in English

Each notice, instrument, certificate or other communication to be given under or in connection with this Agreement shall be in the English language (being the language of negotiation of this Agreement) and in the event that such notice, instrument, certificate or other communication or this Agreement is translated into any other language, the English language text shall prevail.

26. INVALIDITY

Each of the provisions of this Agreement is severable. If any such provision is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, the legality, validity or enforceability in that jurisdiction of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

27. AGREEMENT TO CONTINUE IN FULL FORCE AND EFFECT

This Agreement, together with the Transaction Documents shall, to the extent that it remains to be performed, continue in full force and effect notwithstanding Completion.

28. CONFIDENTIALITY

28.1 Prohibition on disclosure

The Seller and the Indirect Shareholders hereby undertake with the Buyer, the Company and the Subsidiary that they shall preserve the confidentiality of, and not directly or indirectly reveal, report, publish, disclose or transfer or use for their own or any other purposes Confidential Information except:

(a) in the circumstances set out in Clause 28.2 below;

(b) to the extent otherwise expressly permitted by this Agreement; or

(c) with the prior consent in writing of the party to whose affairs such Confidential Information relates.

28.2 Permitted disclosures

The circumstances referred to in Clause 28.1(a) above are:

(a)	where the Confidential Information, before it is furnished to the Seller and the Indirect Shareholders, is in the public domain;

(b)
where the Confidential Information, after it is furnished to the Seller and the Indirect Shareholders, enters the public domain otherwise than as a result of (i) a breach by the Seller and the Indirect Shareholders (or any of them) of any of their obligations in this Clause 28 or (ii) a breach by the person who disclosed that Confidential Information of a confidentiality obligation and the Seller and the Indirect Shareholders (or any of them) are aware of such breach;

(c)	if and to the extent the Seller and the Indirect Shareholders (or any of them), make disclosure of the Confidential Information to any person:

(i)	in compliance with any requirement of law;

(ii)	in response to a requirement of the UK Listing Authority, the Stock Exchange or the Panel on Takeovers and Mergers;

(iii)	in response to any applicable regulatory authority to which the Warrantors are subject where such requirement has the force of law; or

(iv)	in order to obtain tax or other clearances or consents from the Inland Revenue or other relevant taxing or regulatory authorities.

29. THIRD PARTY RIGHTS

29.1
Nothing in this Agreement is intended to confer on any person any right to enforce any term of this Agreement which that person would not have had but for the Third Party Rights Act except as specifically provided otherwise in this Agreement.

29.2
No right of any party to agree any amendment, variation, waiver or settlement under or arising from or in respect of this Agreement, shall be subject to the consent of any person who has rights under this Agreement by virtue of the Third Party Rights Act.

30. GOVERNING LAW AND JURISDICTION

30.1 English law

This Agreement shall be governed by and construed in accordance with English law.

30.2 Courts of England and Wales

The parties to this Agreement irrevocably agree that, the courts of England shall have exclusive jurisdiction to settle any dispute which may arise out of or in connection with this Agreement and agree to submit to the jurisdiction of such courts.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

THE SELLER

(1)	(2)	(3)
Name and Address	Number of shares held	Entitlement to consideration
LOUIS ANTHONY LOCKLEY INGRAM Wigmore Hall Wigmore Ludlow Herefordshire HR6 9UL	20,000 ordinary shares

SCHEDULE 2

INTENTIONALLY OMITTED

SCHEDULE 3

DIRECTORS OF THE COMPANY AND THE SUBSIDIARY

Name of Director	Directorships held

Cathal John Sheehy	Ingram Publishing Limited Ingram 1001 Limited LCJ Acquisitions Limited

Louis Anthony Lockley Ingram	Ingram UK Limited Ingram Publishing Limited Ingram 1001 Limited LCJ Acquisitions Limited

John Bohill	Ingram Publishing Limited Ingram 1001 Limited LCJ Acquisitions Limited

SCHEDULE 4

PART 1
PROPERTIES

(1)	(2)	(3)	(4)	(5)
Description of Property	Tenure	Registered or unregistered	Title number and grade of title (if registered)	Existing use
NONE

PART 2
LEASES

(1)	(2)	(3)	(4)	(5)
Property	Date	Term	Parties	Current Yearly Rent
Part of Ingram House High Street Tattenhall Chester	9 March 2004	5 years from 9th March 2004	Ingram UK Limited Ingram Publishing Limited	£24,000 plus VAT

PART 3
INFERIOR LEASES

(1)	(2)	(3)	(4)	(5)
Property	Date	Term	Parties	Current yearly rent
NONE

SCHEDULE 5

PART 1
THE COMPANY

Share capital
Name and number of company	Date of incorporation	Authorised	Issued	Held by	Beneficially owned by
LCJ Acquisitions Limited 5052066	23 February 2004	£5,000	300,000 £0.01 preference shares	Clonure Limited	Clonure Limited
			71,000 £0.01 ordinary shares	Clonure Limited	Clonure Limited
			20,000 £0.01 ordinary shares	Louis Anthony Lockley Ingram	10,000 are held on trust for Ruth Helen Ingram
			4,500 £0.01 ordinary shares	Andrew Eric Lawson-Smith	Andrew Eric Lawson-Smith
			4,500 £0.01 ordinary shares	David Jeffrey	Sumi Jeffrey

PART 2
THE SUBSIDIARY

Ingram Publishing Ltd 2239472	5th April 1988	£1,000	499 £1.00 ordinary shares	Ingram 1001 Limited	Ingram 1001 Limited
Ingram 1001 Limited 4397004	18th March 2002	£1,000	1000 £1.00 ordinary shares	Company	Company

SCHEDULE 6

THE WARRANTIES

(Note that under Clause 1.11 references herein to the Company shall be deemed to include a corresponding reference to the Subsidiary and each of them severally and references to the Accounts are to those of the Company or the Subsidiary, as the case may be.)

PART 1

GENERAL WARRANTIES

1.	PRELIMINARY

1.1.	Information

The facts set out in the recitals and Schedules 1, 3 and 5 are true, complete and accurate and not misleading.

1.2.	Power to contract

The Seller and the Indirect Shareholders have full power to enter into and perform this Agreement and the Transaction Documents to which they are a party and those documents when entered into will constitute binding obligations on those Warrantors or Covenantors who are party to them in accordance with their terms.

2.	THE COMPANY

2.1.	Memorandum and articles of association

The copy of the memorandum and articles of association of the Company which is comprised in the Disclosure Documents is true and complete in all respects and has embodied in it or annexed to it a copy of every such resolution and agreement as is referred to in section 380(4), CA 85 and the Company has at all times carried on its business and affairs in all respects in accordance with its memorandum and articles of association and all such resolutions and agreements.

2.2.	Statutory returns

The Company has complied with the provisions of the Companies Acts and all returns, particulars, resolutions and other documents required to be filed with or delivered to the Registrar of Companies pursuant to The Companies Acts by the Company have been correctly and properly prepared and so filed or delivered.

2.3.	Share capital

(a)
The Shares constitute the whole of the issued share capital of the Company. There is no Encumbrance or any form of agreement (including conversion rights and rights of pre-emption) on, over or affecting the Shares or any unissued shares, debentures or other securities of the Company and there is no agreement or commitment to give or create any of the foregoing. No claim has been made by any person to be entitled to any of the foregoing and no person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share or loan capital of the Company under any of the foregoing. The Seller is entitled to sell and transfer the Seller’s Shares to the Buyer with full title guarantee as such term is expressed to have effect pursuant to clause 16 and otherwise on the terms set out in this Agreement. The Minority Sellers are entitled to transfer the Minority Seller’s Shares to the Buyer with full title guarantee as such term is expressed to have effect pursuant to clause 16 and otherwise on the terms set out in the Minority Sellers’ Sale Agreements.

(b)	The Company has not at any time:

(i)
repaid, redeemed or purchased (or agreed to repay, redeem or purchase) any of its own shares, or otherwise reduced (or agreed to reduce) its issued share capital or any class of it or capitalized (or agreed to capitalize) in the form of shares, debentures or other securities or in paying up any amounts unpaid on any shares, debentures or other securities, any profits or reserves of any class or description or passed (or agreed to pass) any resolution to do so; or

(ii)
directly or indirectly provided any financial assistance for the purpose of the acquisition of shares in the Company or any holding company of the Company or for the purpose of reducing or discharging any liability incurred in such an acquisition, whether pursuant to sections 155 and 156, CA 85 or otherwise.

2.4.	Solvency

The Company has not stopped payment and is not insolvent nor unable to pay its debts according to section 123, Insolvency Act 1986. No order has ever been made or petition presented or resolution passed for the winding up of the Company and no distress, execution or other process has ever been levied on any of its assets. No administrative or other receiver has been appointed by any person over the business or assets of the Company or any part thereof, nor has any order been made or petition presented for the appointment of an administrator in respect of the Company.

3.	CONNECTED BUSINESS

3.1.	Subsidiary

The particulars of the Subsidiary and Associated Companies set out in Schedule 5 are true and complete and all of the issued shares in the Subsidiary are held by the Company free from all Encumbrances and with all rights now or hereafter attaching thereto.

3.2.	Connected transactions

The Company:

(a)
is not and has not agreed to become the holder or other owner of any class of any shares, debentures or other securities of any other body corporate (whether incorporated in the United Kingdom or elsewhere) other than the Subsidiary and the Associated Companies;

(b)	has not agreed to become a Sub of any other body corporate or under the control of any group of bodies corporate or consortium;

(c)
is not and has not agreed to become a member of any partnership, joint venture, consortium or other unincorporated association other than a recognised trade association or agreement or arrangement for sharing commissions or other income;

(d)
has no branch, place of business or substantial assets outside England and Wales or any permanent establishment (as that expression is defined in any relevant Order in Council made pursuant to section 788, TA 88) in any country outside the United Kingdom; and

(e)
save as otherwise Disclosed pursuant to paragraphs 3.2(a) to 3.2(d), does not have any interest, legal or beneficial, in any shares or other capital or securities or otherwise howsoever in any other firm, company, association, venture or legal person or entity.

4.	ACCOUNTS

4.1.	General

The Accounts:

(a)
were prepared in accordance with the requirements of all relevant statutes, with accounting principles and practices generally accepted at the date thereof in the United Kingdom (including the Accounting Standards) and on a basis consistent with preceding accounting periods of the Company;

(b)	disclose a true and fair view of the assets, liabilities and state of affairs of the Company at the Balance Sheet Date and of its profits and losses for the financial year ended on such date;

(c)
contain proper and adequate reserves or provision for all Taxation, including deferred taxation as defined in SSAP 15 (sufficient provision being made in a deferred taxation account for any corporation tax on chargeable gains and balancing charges that would arise on the sale of all fixed assets at the values attributed to them in the Accounts);

4.2.	Stock-in-trade and work-in-progress

The basis of valuation for stock-in-trade and work-in-progress has remained in all material respects consistent with that adopted for the purpose of the Company’s audited accounts in respect of the beginning and end of each of the accounting periods of the Company since its incorporation.

4.3.	Profits

The profits of the Company for the two years ended on the Balance Sheet Date as shown by the Accounts and by the audited accounts of the Company for previous periods delivered to the Buyer and the trend of profits shown by them have not (except as fairly and accurately disclosed in them and as required by changes to statutes, accounting principles, practices and standards in the United Kingdom) been affected to a material extent by inconsistencies of accounting practices, by the inclusion of exceptional or non-recurring items of income or expenditure, by transactions entered into otherwise than on normal commercial terms or by any other factors rendering such profits for all or any of such periods exceptionally high or low.

4.4.	Books of account

All accounts, books, ledgers, financial and other necessary records of whatsoever kind of the Company (including all invoices and other records required for VAT purposes):

(a)
have been properly maintained, are in the possession of the Company and contain reasonably accurate records of all matters including those required to be entered in them by the Companies Acts and no notice or allegation that any of the same is incorrect or should be rectified has been received;

(b)	do not contain or reflect any material inaccuracies or discrepancies; and

(c)	contain reasonably accurate information in accordance with generally accepted accounting principles relating to all transactions to which the Company has been a party.

5.	POST BALANCE SHEET DATE EVENTS

5.1.	Since the Balance Sheet Date, the Company:

(a)
has carried on its business in the ordinary and usual course and without entering into any transaction, assuming any liability or making any payment not provided for in the Accounts which is not in the ordinary course of business and without any interruption or alteration in the nature, scope or manner of its business;

(b)
has not experienced any material deterioration in its financial position or prospects or turnover or suffered any diminution of its assets by the wrongful act of any person and the value of its net assets is not materially less than the value of its net assets at the Balance Sheet Date and the Company has not had its business, profitability or prospects materially and adversely affected by the loss of any important customer or source of supply or by any abnormal factor not affecting similar businesses to a like extent;

(c)
has not acquired or disposed of or agreed to acquire or dispose of any assets or assumed or incurred or agreed to assume or incur any material liabilities (actual or contingent) otherwise than in the ordinary course of business;

(d)
has not declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise) and (excluding fluctuations in overdrawn current accounts with bankers) no loan or loan capital of the Company has been repaid in whole or in part or has become due or is liable to be declared due by reason of either service of a notice or lapse of time or otherwise howsoever;

(e)
has not carried out or entered into any transaction and no other event has occurred in consequence of which (whether alone or together with any one or more transactions or events occurring before, on or after the date of this Agreement) any liability of the Company to Taxation has arisen or will arise (or would have arisen or would or might arise but for the availability of any relief, allowance, deduction or credit) other than corporation tax on the actual income (not chargeable gains or deemed income) of the Company arising from transactions entered into in the ordinary course of business, income tax under the PAYE system and national insurance and social security contributions in respect of persons employed by it since the Balance Sheet Date and VAT in respect of taxable supplies made by it in the ordinary course of business since the Balance Sheet Date;

(f)
has not made any change to the remuneration, terms of employment, emoluments or pension benefits of any present or former director, officer or employee of the Company who on the Balance Sheet Date was entitled to remuneration in excess of £50,000 per annum and has not appointed or employed any additional director, officer or employee entitled as aforesaid;

(g)	has not released any debts in whole or in part and has not written off debts in an amount exceeding £5,000 in the aggregate;

(h)	has not entered into contracts involving capital expenditure in an amount exceeding £5,000 in the aggregate;

(i)	has not become aware that any event has occurred which would entitle any third party to terminate any contract or any benefit enjoyed by it or call in any money before the normal due date therefor;

(j)	has not purchased stocks in quantities or at prices materially greater than was the practice of the Company prior to the Balance Sheet Date;

(k)	does not have any debts outstanding which are overdue for payment by more than four weeks;

(l)
has not borrowed or raised any money or taken any financial facility (except such short term borrowings from bankers as are within the amount of any overdraft facility which was available to the Company at the Balance Sheet Date) or since the Balance Sheet Date renegotiated or received any notice from any banker that such banker wishes to renegotiate any overdraft facility available to the Company at the Balance Sheet Date;

(m)	has not made any change to its accounting reference date and no accounting period of the Company has ended since the Balance Sheet Date;

(n)
has not made a payment or incurred an obligation to make a payment which will not be deductible in computing trading profits for the purposes of corporation tax or as a management expense of the Company;

(o)	(including any class of its members) has not passed any resolution whether in general meeting or otherwise; and

(p)	has paid its creditors within the times agreed with such creditors.

6.	TRANSACTIONS WITH THE WARRANTORS, DIRECTORS AND CONNECTED PERSONS

6.1.	Loans and debts

There is not outstanding:

(a)
any indebtedness or other liability (actual or contingent) owing by the Company to any Seller or any Affiliate of the Seller or Director or any Connected Person or owing to the Company by any Seller or any Affiliate of the Seller or Director or any Connected Person; or

(b)	any guarantee or security for any such indebtedness or liability as aforesaid.

6.2.	Arrangements with Connected Persons

(a)
There is not outstanding, and there has not at any time during the last six years been outstanding, any agreement, arrangement or understanding (whether legally enforceable or not) to which the Company is a party and in which any Seller, Affiliate of any Seller, Director or former director of the Company or any Connected Person is or has been interested, whether directly or indirectly.

(b)	The Company is not a party to nor have its profits or assets during the last six years been affected by any agreement or arrangement which is not entirely of an arm’s length nature.

6.3.	Competitive interests

(a)
No Seller, Affiliate of any Seller, Director, former director of the Company nor any Connected Person, either individually, collectively or with any other person or persons, has any estate, right or interest, directly or indirectly, in any business other than that now carried on by the Company which is or is likely to be or become competitive with any aspect of the Business of the Company (including any entity in the Business Sector) save as registered holder or other owner of any class of securities of any company if such class of securities is listed on any recognized investment exchange (as defined in the Financial Services and Markets Act 2000) and if such person (together with Connected Persons and Affiliates) holds or is otherwise interested in less than five per cent of such class of securities.

(b)
The Seller and the Indirect Shareholders either individually, collectively or with any other person or persons are not interested in any way whatsoever in any Intellectual Property used and not wholly owned by the Company .

6.4.	Benefits

No Connected Person or Affiliate of any Seller, Director or former director of the Company is entitled to or has claimed entitlement to any remuneration, compensation or other benefit from the Company, except in the ordinary course of business.

7.	FINANCE

7.1.	Borrowings

Particulars of all money borrowed by the Company since 9 March 2004 have been Disclosed. The total amount borrowed by the Company from any source does not exceed any limitation on its borrowing contained in the articles of association of the Company or in any debenture or loan stock trust deed or instrument or any other document executed by the Company and the amount borrowed by the Company from each of its bankers does not exceed the overdraft facility agreed with such banker. The Company has no outstanding loan capital.

7.2.	Debts owed to the Company

The Warrantors are not aware of any debts owing to the Company (but which are not yet due) which are irrecoverable in whole or in part. The Company does not own the benefit of any debt (whether present or future) other than debts which have accrued to it in the ordinary course of business.

7.3.	Bank Accounts

(a)
Particulars of the balances on all the Company’s bank accounts as at a date not more than two days before the date of this Agreement have been Disclosed and the Company has no other bank accounts. Since the date of such particulars there have been no payments out of any such bank accounts except for unpresented cheques and ongoing direct debits.

(b)
All unpresented cheques drawn by the Company and ongoing direct debits have been Disclosed and there are no such unpresented cheques drawn or ongoing direct debits otherwise than in the normal course of business.

7.4.	Financial facilities

The Seller and Warrantors have Disclosed full details and true and correct copies of all documents relating to all debentures, acceptance lines, overdrafts, loans or other financial facilities outstanding or available to the Company and all Encumbrances to which any asset of the Company is subject.

7.5.	Grants

Full details of all grants made to the Company in the last six years have been Disclosed. No act or transaction has been effected in consequence whereof the Company is or may be held liable to refund in whole or in part any such grant or any loan received by virtue of any statute or in consequence whereof any such grant or loan for which application has been made by it will not or may not be paid or will or may be reduced.

7.6.	Options and guarantees

(a)
The Company is not responsible for the indebtedness of any other person nor party to any option or pre-emption right or any guarantee, suretyship or any other obligation (whatever called) to pay, purchase or provide funds (whether by the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services or otherwise) for the payment of, or as an indemnity against the consequence of default in the payment of, any indebtedness of any other person.

(b)	No person other than the Company or the Subsidiary has given any guarantee of or security for any overdraft, loan or loan facility granted to the Company or any Subsidiary.

7.7.	Payment of obligations

The Company is not in default in the payment of any material obligation due for payment.

8.	THE PROPERTIES

8.1.
The Properties comprise all the land and premises owned, controlled, used or occupied by the Company now or at any time since incorporation of the Company or any Subsidiary and the particulars set out in Schedule 4 are true and accurate and not misleading.

8.2.
As far as the Warrantors are aware there are no disputes or outstanding notices (whether given by a landlord, a local authority or any other person) which adversely affect the Company’s use of the Properties for the purpose of the business now being carried on at the Properties by the Company

8.3.	The Disclosure Letter contains true and accurate details of all rents, service charges and other payments payable to the landlord of the Property that are outstanding as at Completion.

8.4.
The Warrantors have received no notices of breaches of any covenants or conditions on the part of the Company contained in the lease nor have any notices been received from the landlord (including in respect of dilapidations) and the landlord has not refused to accept rent or made any complaint of breach of covenant to the Company.

8.5.
No alterations, improvements or additions have been made to the Property to which the lease relates since the grant of the lease or in respect of all such alterations, improvements or additions made all necessary consents and approvals have first been obtained.

9.	ENVIRONMENTAL

9.1.	Compliance with Environmental Law

(a)	As far as Warrantors are aware the Company has used the Properties and the Other Properties and has acted at all times in compliance with Environmental Law.

(b)
As far as Warrantors are aware no works, repairs, remediation, construction, or capital expenditure is or may be required under any Environmental Law or in order to carry on the Business lawfully at any Property.

9.2.	Permits

(a)
As far as the Warrantors are aware, all Permits in relation to the carrying on of the Business have been obtained and copies have been Disclosed to the Buyer and as far as Warrantors are aware are in full force and effect and their terms and conditions have been complied with.

(b)
As far as Warrantors are aware no circumstance exists which may or is liable to result to the detriment of the Company in modification, suspension, or revocation of any Permit or may or is likely to result in any such Permit not being extended, renewed, granted or (where necessary) transferred.

9.3.	Hazardous Matter

As far as Warrantors are aware no Hazardous Matter has been generated, used, kept, treated, transported, spilled, deposited, disposed of, discharged, emitted or otherwise dealt with or managed at, on, under or from any of the Properties and/or Other Properties.

9.4.	Environmental Liability

As far as Warrantors are aware there are no events, states of affairs, conditions, circumstances, activities, practices, incidents, or actions which have occurred or are occurring or have been or are in existence at, in, under or about any of the Properties and/or Other Properties or in or about the conduct of the Business by the Company which may or are liable to give rise to Environmental Liability.

9.5.	No storage tanks

As far as Warrantors are aware no storage tanks of any kind, including related pipework, are or have been located at any time whatsoever on or under any of the Properties.

9.6.	Notice of claims

At no time have the Warrantors, the Company, or any member of the Group had knowledge of or received any notice claim or other communication alleging any actual or potential Environmental Liability.

9.7.	Assessments, audits etc.

The Warrantors have Disclosed copies of all assessments, audits, reports or investigations in its possession relating to the Environment, Environmental Laws or Environmental Liability in connection with the Properties and the Other Properties, or to the activities of the Company.

9.8.	Other Properties

So far the Warrantors are aware, the Warrantors have Disclosed the following information in relation to the Other Properties:

(a)	address of premises;

(b)	nature of involvement of the Company, including ay former property interest;

(c)	any leases, licenses or other agreements relating to the property; and

(d)	any Permits held at any time by the Company or required in connection with any activities carried on by any person during the period of involvement.

10.	OTHER ASSETS

10.1.	Title

(a)
Except as otherwise warranted or Disclosed pursuant to paragraph 7 above, the Company has Legal and Beneficial Title to all assets of the Company which are included in the Accounts or which were at the Balance Sheet Date used or held for the purposes of its business and (except for assets disposed of or realized by the Company in the ordinary course of business) the Company retains such title to all such assets free from any Encumbrance, and all such assets are in the possession and control of the Company and are sited within the United Kingdom.

(b)	The Company has not acquired or agreed to acquire any material asset on terms that title to such asset does not pass to the Company until full payment is made.

10.2.	Encumbrances

The Company has Legal and Beneficial Title to all assets which have been acquired by the Company since the Balance Sheet Date and the same are in the possession and control of the Company and none is the subject of any Encumbrance nor has the Company created or agreed to create any Encumbrance or entered into any factoring arrangement, hire-purchase, conditional sale or credit sale agreement except that, if there is any such Encumbrance, arrangement or agreement it has been Disclosed and there has been no default by the Company in the performance or observance of any of the provisions thereof.

10.3.	Condition of assets

The plant and machinery (including fixed plant and machinery) and all vehicles and office and other equipment shown in the Accounts or acquired since the Balance Sheet Date or otherwise used in connection with the Business which have not been disposed of in the ordinary course of business:

(a)	are in good repair and condition and have been maintained in the ordinary course of business; and

(b)	are not dangerous,

and the vehicles owned by the Company are road-worthy and duly licensed for the purposes for which they are used.

10.4.	Condition of stock

The Company’s stock-in-trade is in good condition and is capable of being sold by the Company in the ordinary course of business in accordance with its current price list without rebate or allowance to a buyer.

10.5.	Rental payments

Rentals payable by the Company under any leasing, hire-purchase or other similar agreement to which it is a party (with aggregate annual payments in excess of £5,000 per year) are set out in the Disclosure Documents and have not been and the Warrantors have not been notified of, any likely increase in rental payments thereunder.

11.	INSURANCE

11.1.	Premiums and claims

Particulars of all policies of insurance of the Company now in force have been Disclosed and such particulars are true and correct and all premiums due on such policies have been duly paid and, so far as the Warrantors are aware, all such policies are valid and in force. So far as the Warrantors and the Company are aware there are no circumstances and there is no action which the Company has or has not taken in relation to a claim that would otherwise be payable under the policy which might lead to a repudiation of any such policy or to any liability under such insurance being avoided by the insurers in relation to a claim that would otherwise be payable under the policy or to the premiums being increased. There is no claim outstanding under any such policies and so far as the Warrantors are aware there are no circumstances likely to give rise to such a claim.

12.	LITIGATION

12.1.	Litigation and arbitration proceedings

(a)
Save as claimant in the collection of debts (not exceeding £5,000 in the aggregate) arising in the ordinary course of business, the Company is not now engaged in any litigation or arbitration proceedings and there are no lawsuits or arbitration proceedings pending or, as far as the Warrantors are aware, threatened by or against the Company or any person for whose acts or defaults the Company may be vicariously liable.

(b)
The Company has not, in the last 3 years preceding the date of this Agreement, been involved in any litigation, arbitration or material dispute with any person who is or was a supplier, or customer, of importance to the Company or the Business.

(c)
So far as the Warrantors are aware, there is no matter or fact in existence which is reasonably likely give rise to any legal proceedings or arbitration involving the Company, including any which is reasonably likely to form the basis of any criminal prosecution against the Company

12.2.	Injunctions, etc

No injunction or order for specific performance has been granted against the Company.

12.3.	Orders and judgments

The Company is not subject to any order or judgment given by any court or governmental agency which is still in force and has not given any undertaking to any court or to any third party arising out of any legal proceedings.

13.	LICENCES

13.1.	General

The Company has all necessary licenses (including statutory licenses), permits, consents and authorities for carrying on of the Business in the manner in which the Business is now carried on and all such licenses, permits, consents and authorities are as far as Warrantors are aware valid and subsisting.

13.2.	Data Protection

(a)
So far as the Warrantors’ are aware, there are no outstanding enforcement, deregistration or transfer prohibition notices or any other nature of notice under the Data Protection Acts 1984 or 1998 currently outstanding against the Company; nor is there any outstanding appeal against such notices; nor as far as the Warrantors are aware are there any circumstances that may have occurred prior to Completion which may give rise to the giving of such notices to the Company.

(b)
So far as the Warrantors’ are aware, there are no unsatisfied requests to the Company made by data subjects in respect of personal data held by the Company, nor any outstanding applications for rectification or erasure of personal data.

(c)	So far as the Warrantors’ are aware, there are no outstanding claims or claims in contemplation for compensation for inaccuracy, loss or unauthorised disclosure of personal data.

14.	TRADING

14.1.	Tenders, etc

No offer, tender or the like is outstanding (the value of which to the Company could exceed £5,000 in any year) which is capable of being converted into an obligation of the Company by an acceptance or other act of some other person.

14.2.	Delegation of powers

There are in force no powers of attorney given by the Company other than to the holder of an Encumbrance (which has been Disclosed) solely to facilitate its enforcement nor any other authority (express, implied or ostensible) given by the Company to any person to enter into any contract or commitment or do anything on its behalf other than any authority of employees to enter into routine trading contracts in the normal course of their duties.

14.3.	Consequence of acquisition of Shares by Buyer

The acquisition of the Shares by the Buyer or compliance with the terms of this Agreement will not:

(a)
cause the Company to lose the benefit of any right or privilege it presently enjoys or, as far as Warrantors are aware having made no enquiry of any person who normally does business with the Company, cause any person who normally does business with the Company not to continue to do so on the same basis as previously;

(b)
relieve any person of any obligation to the Company or legally entitle any person to determine any such obligation or any right or benefit enjoyed by the Company or to exercise any right, whether under an agreement with, or otherwise in respect of, the Company;

(c)
conflict with or result in the breach of or constitute a default under any of the terms, conditions or provisions of any agreement or instrument to which the Company is now a party or any loan to or mortgage created by the Company or of its memorandum or articles of association;

(d)	result in any present indebtedness of the Company becoming due and payable or capable of being declared due and payable prior to its stated maturity;

(e)	cause any director, officer or, so far as the Warrantors are aware having made no enquiry of any senior employee, cause any senior employee of the Company to leave employment; or

(f)
conflict with, violate or result in a breach of any law, regulation, order, decree, claim form or application notice applicable to the Company, or entitle any person to receive from the Company any finder’s fee, brokerage or other similar commission.

and, so far as the Warrantors are aware having made no enquiry of any clients, customers and suppliers, the attitude or action of clients, customers and suppliers with regard to the Company will not be prejudicially affected thereby.

14.4.	Guarantees and warranties

The Company has not given any guarantee or warranty or made any representation in respect of articles or trading stock, sold or contracted to be sold by it, save for any warranty or guarantee implied by law and (save as aforesaid) has not accepted any liability or obligation to service, maintain, repair, take back or otherwise do or not do anything in respect of any articles or stock that would apply after any such article or stock has been delivered by it.

14.5.	Competition/Anti-trust

The Company is not and has not been party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether or not legally binding) or in the pursuit of any course of conduct which is or was or may be:

(a)	Notifiable under the Enterprise Act 2002 or the Competition Act 1998 or capable of giving rise to an investigation by the Office of Fair Trading or a reference to the Competition Commission;

(b)	infringing or capable of infringing Article 81 or Article 82 of the EC Treaty or section 2 or section 18 of the Competition Act 1998;

(c)	in contravention of the Consumer Credit Act 1974, the Trade Descriptions Act 1968, the Consumer Protection Act 1988, or any provision of the Competition Act 1998;

(d)
is otherwise registrable, unenforceable or void or capable of rendering the Company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation or similar legislation in any jurisdiction where the Company carries on business;

(e)
as far as the Warrantors are aware the subject of any investigation by any competent anti-trust authority or any litigation proceedings in respect of any provision of any anti-trust legislation, trade regulation or similar legislation in any jurisdiction; or

(f)	subject to any undertakings to any Competent anti-trust authority or other Competent body in any jurisdiction.

14.6.	Restrictions on trading

The Company is not and has not been a party to any written or verbal agreement or arrangement, restricting the freedom of the Company to provide and take goods and services by such means and from and to such persons and into or from such place as it may from time to time think fit which adversely affects the Business to a material extent.

14.7.	Possession of records

(a)
All title deeds and agreements to which the Company is a party and all other documents owned by, or which ought to be in the possession of or held unconditionally to the order of, the Company are in the possession of the Company.

(b)
The Company does not have any of its records, systems, controls, data or information recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of the Company.

14.8.	Business names

The Company does not use on its letterhead, books or vehicles or otherwise carry on the Business under any name other than its corporate name.

14.9.	Unlawful acts

Neither the Company nor any officer has been prosecuted for any criminal, illegal or unlawful act connected with the Company.

14.10.	Inducements

No officer or employee of the Company has (in connection with the Business or otherwise) directly or indirectly offered, given, procured or received any gift, loan, fee, reward, advantage or other consideration which:

(a)
is deemed illegal under the Prevention of Corruption Acts 1889 to 1916 and/or Part 12 of the Anti-terrorism, Crime and Security Act 2001, or which has contravened, or was intended to result in the contravention of, the laws of any jurisdiction; or

(b)	(whether or not it is lawful) is in the nature of a bribe, influence payment or kickback or similarly has an ulterior or covert purpose;

or has agreed, conspired or attempted to, or assisted any other person to, do any such thing.

15.	CONTRACTS

15.1.	Onerous contracts

There are no long term contracts (that is, contracts not terminable by the Company without penalty on six months’ notice or less) or onerous or unusual or abnormal contracts (that is, contracts for capital commitments in excess of £5,000 or contracts outside the ordinary course of business) binding upon the Company.

15.2.	Material contracts

15.2.1 All contracts to which the Company is a party with a value in excess of £5,000 and all contracts related to Images other than oral contracts and the Diosphere contract at Tab 4.3(d) have been Disclosed.

15.2.2 The Company is not a party to or subject to any agreement, transaction, obligation, commitment, understanding, arrangement or liability which:

(a)	is incapable of complete performance in accordance with its terms within six months after the date on which it was entered into or undertaken;

(b)	is known by any of the Warrantors to be likely to result in a loss to the Company on completion of performance;

(c)	cannot readily be fulfilled or performed by the Company on time and without undue or unusual expenditure of money and effort;

(d)	involves or is likely to involve obligations, restrictions, expenditure or receipts of an unusual, onerous or exceptional nature and not in the ordinary course of business;

(e)	requires an aggregate consideration payable by the Company in excess of £5,000;

(f)
involves or is likely to involve the supply of goods by or to the Company the aggregate sales value of which will represent in excess of five per cent of the turnover of the Company for the year ended on the Balance Sheet Date;

(g)	requires the Company to pay any commission, finder’s fee, royalty or the like; or

(h)	is in any way otherwise than in the ordinary and proper course of the Company’s business.

15.3.	Performance of contracts

(a)
As far as Warrantors are aware the terms of all contracts of the Company disclosed under clause 15.2 have been complied with by the Company and by the other parties to the contracts in all material respects and there are no circumstances likely to give rise to a default by the Company or by the other parties under any such contract.

(b)
As far as Warrantors are aware there are no outstanding claims, separately or in the aggregate, of material amounts against the Company on the part of any party in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or defect in any Intellectual Property rights in respect of any Images or Software supplied by the Company or otherwise relating to liability for goods or services or Software or Images or other Intellectual Property sold or supplied or licensed by the Company and no such claims have been threatened or are anticipated and as far as the Warrantors are aware there is no matter or fact in existence in relation to goods or services or Software or Intellectual Property currently sold or supplied or licensed by the Company which might give rise to the same.

(c)
The Warrantors have no knowledge of the invalidity of, or grounds for rescission, avoidance or repudiation of, any agreement, licence or other transaction to which the Company is a party or in relation to which it otherwise purports to have enforceable rights and have received no notice of any intention to terminate, repudiate or disclaim any such agreement, licence or other transaction; and as far as the Warrantors are aware no event (including the circumstances of and pursuant to this Agreement) has occurred that, with notice or lapse of time would constitute such a breach or default or permit termination, modification or acceleration under such agreement, licence or other transaction.

15.4.	Agency and distribution agreements

The Company is not a party to any subsisting agency or distributorship agreement.

16.	EMPLOYEES

16.1.	Particulars of employees

The particulars shown in the Schedule of employees comprised in the Disclosure Documents are true and complete in all material respects.

16.2.	Contracts of employment

There is no contract of employment or worker’s contract in force between the Company and any of its Directors, officers, employees or workers which is not terminable by the Company without compensation (other than any compensation payable under Parts X and XI, ERA) on three months notice or less given at any time. There are no consultancy, agency or management services agreements in existence between the Company and any other person, firm or company, and there are no agreements or other arrangements (binding or otherwise) between the Company (or any employers’ or trade association of which the Company is a member) and any Trade Union or works council, staff association or other body representing employees or workers or a substantial body of them. There are no outstanding pay negotiations with any employees, workers or Trade Unions.

16.3.	Benefits

There are no amounts owing to present or former directors, officers, employees or workers of the Company other than not more than one month’s arrears of remuneration accrued or due or for reimbursement of business expenses incurred within a period of three months preceding the date of this Agreement and no moneys or benefits other than in respect of remuneration or emoluments of employment are payable to or for the benefit of any present or former director, officer, employee or worker of the Company, nor any dependant of any present or former director, officer, employee or worker of the Company.

16.4.	Liabilities and payments

Save to the extent (if any) to which provision or allowance has been made in the Accounts:

(a)
there are no amounts found to be owing and outstanding by a Tribunal or court of competent jurisdiction, or, so far as the Warrantors are aware, is any such liability anticipated by the Company for breach of any contract of employment or worker’s contract or for services or for severance payments or for redundancy payments or protective awards or for compensation for unfair dismissal or for failure to comply with any order for the reinstatement or re-engagement of any employee or for sex, race or disability discrimination or for any other liability (statutory, contractual or otherwise) accruing from the termination or variation of any contract of employment or for services or worker’s contract;

(b)
no gratuitous payment has been made or promised by the Company in connection with the actual or proposed termination, suspension or variation of any contract of employment or for services or worker’s contract of any present or former director, officer, employee or worker or any dependant of any present or former director, officer, employee or worker of the Company; and

(c)
Company has not made or agreed to make any payment to or provided or agreed to provide any benefit or change in terms and conditions of employment for any present or former director, officer, employee or worker of the Company in connection with the sale and purchase under this Agreement.

16.5.	Relevant legislation

(a)	The Company has in relation to each of its employees and workers (and so far as relevant to each of its former employees and workers) complied in all material respects with:

(i)
all obligations imposed on it by all relevant statutes, regulations and codes of conduct and practice affecting its employment of any persons and all relevant orders and awards made thereunder and has maintained current, adequate and suitable records regarding the service, terms and conditions of employment of each of its employees and workers; and

(ii)	all collective agreements, recognition agreements and customs and practices for the time being affecting its employees and workers or their conditions of service.

(b)
The Company has not been served with any improvement and/or prohibition notices pursuant to sections 21 and 22, Health and Safety at Work etc. Act 1974, nor is any prosecution or sentence pending for any (alleged) offence under the Health and Safety at Work Act 1974.

(c)
The Company is not in breach of any of the provisions on the employment of young persons contained in the Health and Safety (Young Persons) Regulations 1997, the Children (Protection at Work) Regulations 1998 or the Working Time Regulations 1998 and is not presently being prosecuted under any of such provisions.

(d)
There is no claim against the Company outstanding under the Equal Pay Act 1970, the Sex Discrimination Acts 1975 and 1986, the Race Relations Act 1976, the Disability Discrimination Act 1995, ERA, TUPE, the Social Security Contributions and Benefits Act 1992, TULRCA, the Working Time Regulations 1998, the National Minimum Wage Regulations 1999, the Part-time Workers (Prevention of Less Favorable Treatment) Regulations 2000 or the Fixed term Employees (Prevention of less favorable treatment) Regulations 2002 or the Employment Act 2002.

(e)
Within a period of one year preceding the date of this Agreement, the Company has not given notice of any redundancies to the Secretary of State or started consultations with any independent trade union or workers’ representatives under the provisions of Part IV, TULRCA or under TUPE nor has the Company failed to comply with any such obligation under the said Part IV or TUPE.

16.6.	Termination of employment

(a)
No present director, officer or employee or worker of the Company has given or received notice terminating his employment except as expressly contemplated under this Agreement and completion of this Agreement will not entitle any director, officer, employee or worker to terminate his employment or trigger any entitlement to a severance payment or liquidated damages.

(b)
The Company has complied with all recommendations made by the Advisory Conciliation and Arbitration Service and with all awards and declarations made by the Central Arbitration Committee in respect of its employees or any Trade Union.

16.7.	Share and other schemes

The Company does not have in existence nor is it proposing to introduce, and none of its directors, officers, employees or workers participates in (whether or not established by the Company), any employee share trust, share incentive scheme, share option scheme or profit sharing scheme for the benefit of all or any of its present or former directors, officers or employees or workers or the dependants of any of such persons or any scheme whereunder any present or former director, officer or employee or worker of the Company is entitled to a commission or remuneration of any other sort calculated by reference to the whole or part of the turnover, profits or sales of the Company or any other person, firm or company including any profit related pay scheme established under Chapter III, Part V, TA 88.

16.8.	Disputes and claims

(a)
No dispute exists or so far as the Warrantors are aware can reasonably be anticipated between the Company and a material number or category of its employees or any Trade Union(s) or works council and so far as the Warrantors are aware there are no wage or other claims outstanding against the Company by any person who is now or has been a director, officer or employee or worker of the Company.

(b)
The Company has not had during the last three years any strike, work stoppages, slow-down or work-to-rule by its employees or workers or lock-out, nor, so far as the Warrantors are aware, is any anticipated, which is likely to cause, the Company to be materially incapable of carrying on its business in the normal and ordinary course.

16.9.	Transfer of undertakings

The Company has not within the period of one year preceding the date of this Agreement been a party to any relevant transfer as defined in TUPE. The Company has not failed to comply with any duty to inform and consult any Trade Union or employees’/workers’ representatives under the said regulations within the period of one year preceding the date of this Agreement.

16.10.	Agreements with Trade Unions

The Company is not a party to any agreement or arrangement with or commitment to any trade unions or staff association nor as far as Warrantors are aware are any of its employees members of any trade union or staff association, and, so far as the Warrantors are aware, no application for collective bargaining recognition by a Trade Union is pending under Schedule A1 of TULRCA.

17.	HEALTH AND SAFETY

17.1.
No notice has been received or so far as the Warrantors are aware, action threatened in relation to the conduct of the Business in relation to its compliance or otherwise with all applicable legislation concerning health and safety matters and all and any regulations or orders made or issued under any such legislation and any relevant codes of practice, guidance notes and the like issued by government agencies (Health and Safety Legislation).

17.2.
As far as Warrantors are aware no works, repairs, construction, remedial action or expenditure is required in relation to the Health and Safety Legislation in order to carry on lawfully the Business at each Property.

18.	PENSION SCHEMES

18.1.	In this paragraph 18 these definitions apply:

(i)	“Benefits” means pensions, allowances, lump sums or other like benefits payable on retirement or on death or during periods of sickness or disablement.

(ii)	“Employees” mean the Company’s employees, directors, former employees and former directors.

(iii)	“Pension Arrangement” means an agreement, arrangement, custom or practice (whether legally enforceable or not) for the payment of or contribution towards any Benefits.

18.2.
Other than the offer by the Company of a stakeholder pension arrangement, there is no Pension Arrangement in operation for the benefit of any of the Employees or for the benefit of any dependants of Employees and no assurance has been given to any of the Employees about the introduction of any Pension Arrangement.

18.3.	The stakeholder pension arrangement offered by the Company has no members.

18.4.

(a)
As far as Warrantors are aware, the Company has complied with all obligations imposed by the Welfare Reform and Pensions Act 1999 and any regulations made under it regarding facilitating access to all of its relevant employees (as defined in the Welfare Reform and Pensions Act 1999) to a stakeholder pension arrangement.

(b)	There is no obligation on the Company to pay contributions to a stakeholder pension arrangement in respect of any employee or officer of the Company.

(c)	There are no claims or actions in progress or pending, involving any employee or officer of the Company in connection with a stakeholder arrangement.

19.	INTELLECTUAL PROPERTY

19.1.	Ownership and rights

(a)	Schedule 11 contains particulars of all Registered Intellectual Property.

(b)	Subject to Licenses-In and Licenses-Out (as defined in paragraph 19.3), the Company is the sole beneficial owner of all Relevant IP.

19.2.	Enforcement

(a)
As far as the Warrantors are aware the Relevant IP is valid and subsisting (insofar as it is owned by or licensed to the Company) and none of the Registered Intellectual Property is the subject of outstanding or threatened disputes, claims or proceedings for cancellation, revocation, opposition, interference, rectification or contested ownership.

(b)
All outstanding applications for registration of all Relevant IP are being diligently prosecuted and the Company has received no adverse opinion, whether from any registry concerned or its own advisers, in relation thereto.

(c)	All renewal fees relating to Registered Intellectual Property have been paid.

(d)	As far as Warrantors are aware all Know-How material to the Business and owned, used or exploited by the Company has been kept secret and confidential and has not been disclosed to third parties.

(e)	Nothing has been done to diminish or otherwise affect the reputation of Trade Marks and domain names owned, used or otherwise exploited by the Company.

19.3.	Intellectual Property Agreements and Image Agreements

(a)
The Disclosure Letter contains particulars of: i) all Image Agreements other than oral contracts; and ii) all Intellectual Property Agreements in respect of Intellectual Property material to the Business other than oral contracts; whereby:

(i)	the Company uses or exploits any Intellectual Property belonging to a third party (Licenses-In); or

(ii)
the Company has authorised or otherwise permitted, expressly or by implication, any use whatsoever of any Intellectual Property, or granted to any third party any right or interest in respect of any Intellectual Property (Licenses-Out).

(b)	Save as Disclosed, none of the Relevant IP has been charged, mortgaged, licensed or otherwise encumbered.

(c)
Complete copies of: i) all Image Agreements (other than those which are oral); and ii) all Intellectual Property Agreements in respect of Intellectual Property material to the Business (other than oral contracts relating to Images); have been Disclosed, and as far as the Warrantors are aware all of them are valid and binding and none has been the subject of any breach or default by any party or of any event which with notice or lapse of time or both would constitute a default. Furthermore, all Image Agreements and Intellectual Property Agreements are enforceable and in full force and effect and, together with the related invoices, represent the entire agreement between the parties thereto with respect to the subject matter thereof.

(d)
As far as the Warrantors are aware, there are no disputes, claims or proceedings arising out of or relating to the Image Agreements (or the Images under such) or Intellectual Property Agreements or to Relevant IP.

(e)
As far as the Warrantors are aware, all Image Agreements and Intellectual Property Agreements have been duly recorded or registered with the proper authorities whenever a legal requirement to do so exists.

19.4.	Infringement

(a)
The Company has not infringed and does not infringe any Intellectual Property of a third party as a result of the Company’s use or exploitation of the Images and Relevant IP (or breached an agreement, in either case, with respect thereto), nor will such use or exploitation give rise to any infringement dispute, claims or proceedings against the Company.

(b)
There are not and have not been any disputes, claims or proceedings threatened or in existence in any court or tribunal in respect of any of any Images or the Relevant IP as such or in respect of any use or exploitation thereof by the Company.

(c)	There has been and is no current or anticipated infringement by any third party of any rights in any Images or Relevant IP.

The warranties given in 19.4(a), (b) and (c) shall each be subject to the caveat “As far as the Warrantors are aware” save in respect of Images for which no such caveat shall be given.

19.5.	Images

(a)	The Company does not own any Images.

(b)	Tab 9.1 of the Disclosure Bundle sets forth a list of Metadata in respect of all Images licensed by the Company.

(c)	The data in Excel format pivot tables relating to Images provided to the Buyer at Tab 9.1 of the Disclosure Bundle is accurate and complete in all material respects.

(d)
Except for public domain imagery made available under no restriction, the Company licenses-in all Images used or exploited or held for use or exploitation by the Company and has all necessary rights to utilise such Images in the ordinary course of its Business in a manner consistent with the Company’s past practice.

(e)	Within the past 24 months no Person has requested indemnification from the Company based on the use of an Image.

(f)
To the knowledge of the Warrantors, no person is engaging in any activity that infringes upon any Images or upon the rights of the Company. The consummation of the transactions contemplated by this Agreement will not, so far as the Warrantors are aware (without making any enquiry, other than under existing documentation), result in the termination or impairment of the rights of the Company, as they exist on the date hereof or on the Closing Date, to sell, reproduce, market, transmit electronically, perform, distribute or sublicense any of the Images.

(g)
Prior to any display, sale, marketing, electronic transmission, performance, reproduction, distribution or sublicensing of any Image, either: (i) the Company has obtained in writing all such releases and/or other third party consents or authorisations necessary for such display, sale, marketing, electronic transmission, performance, reproduction, distribution or sublicensing; or (ii) the artist or photographer providing such Image has represented to the Company that he has obtained such releases and/or other third party consents or authorisations. Copies of any releases within the Company’s possession have been disclosed. The Company has not entered into any contract under which the Company has assumed any obligation for the storage and handling of Images other than the routine administration of handling Images under contracts entered into for profit pursuant to Licenses-In or Licenses-Out.

(h)	With respect to the Image Agreements the Company has not:

(i)
received any notice of termination or cancellation under such licence or agreement and no party thereto has any right of termination or cancellation thereunder except in accordance with its terms or under applicable law; and/or

(ii)	granted to any Person any rights adverse or otherwise, with respect to any Image under any such Image Agreement.

20.	INFORMATION TECHNOLOGY AND TELECOMMUNICATIONS

20.1.	Identification and ownership

(a)	The Disclosure Letter contains brief particulars of all IT Systems.

(b)	The Disclosure Letter contains brief particulars of all IT Contracts.

(c)
Save as set out in the Disclosure Letter, all IT Systems and data are owned by the Company, and are not wholly or partly dependent on any facilities or services not under the exclusive ownership and control of the Company.

(d)
Except in respect of “shrink wrap” software, website source code, HTML and scripts, the Company has in its possession or in its control or held subject to its direction the source code of all Software.

(e)	The Company does not own or have licensed to it any website source code, HTML or scripts.

20.2.	Computer operation and maintenance

(a)
All IT Systems are in good working order and have been maintained in the ordinary course of business. No part of the IT Systems has materially failed to function at any time during the three years prior to the date hereof that has led to or caused any material financial loss to the Business.

(b)
The Company has full and unrestricted access to and use of the IT Systems (both in terms of physical accessibility to the extent required for such use and in terms of rights required for the Company to so use the same), and no third party agreements or consents are required to enable the Company to continue such access and use following completion of the transaction contemplated by this Agreement.

(c)	The Disclosure Letter lists all persons who hold the passwords to the IT Systems and a list of authorised and unauthorised users.

(d)	All data processed using the IT Systems and/or the IT Services has been regularly archived on back-up DAT and are available for inspection as required by the Company from time to time.

(e)
The Company has made reasonable efforts to put in place backup and disaster recovery systems to ensure that that Business can continue in the event of a failure of the IT Systems (whether due to natural disaster, power failure or otherwise).

(f)	During the last three years up to the date of Completion, there has been no unauthorised access to, or security breaches in respect of the IT Systems or the Images.

21.	FOREIGN CORRUPT PRACTICES ACT; ETC.

The Warrantors have reviewed the following lists (collectively, the “Government Lists”):

(a)
The Denied Persons list and the Denied Entities list maintained by the United States Department of Commerce (the Denied Persons list can be found at http://www.bxa.doc.gov/DPL/Default.shtm and the Denied Entities List can be found at http://www.bxa.doc.gov/Entities/Default.htm);

(b)
The Specially Designated Nationals and Blocked Persons list maintained by the United States Department of Treasury (the Specially Designated Nationals and Blocked Persons list can be found at http://www.ustreas.gov/ofac/t11sdn.pdf); and

(c)
The Terrorist Organizations list and the Debarred Parties list maintained by the United States Department of State (the Terrorist Organizations list can be found at http://www.state.gov/s/ct/rls/fs/2001/653l.htm and the Debarred Parties List can be found at http://www.pmdtc.org/debar059.htm).

(d)
Any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the rules and regulations of the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”), or any similar lists maintained by the governments of the United Kingdom of Great Britain and Northern Ireland or the Republic of Ireland.

The Warrantors warrant that, to the best of its knowledge, none of the following is a country, territory, individual or entity named on any of the Government Lists:

(a)	the Seller or the Indirect Shareholders;

(b)	any person controlling or controlled by the Seller or the Indirect Shareholders;

(c)	any person having a beneficial interest in the Seller or the Indirect Shareholders; or

(d)	any person for whom the Seller is acting as agent or nominee in connection with the transactions contemplated by this Agreement.

The Warrantors warrant that none of the Company’s or its representative and agents’ policies and practices, whether written or unwritten, relating to conduct of its business is deemed criminal under or violates or contravenes any provision of the Foreign Corrupt Practices Act of 1977, as amended (the “FCPA”), or the USA PATRIOT Act of 2001, as amended, and the rules and regulations promulgated thereunder (the “USA PATRIOT Act”), in each case as applied to the business.

22.	LEGISLATION

The Company has not received notice of and is not aware of any allegation of breach of the requirements of any legislation which is applicable to it. The Company has all governmental approvals necessary for the conduct of the business as currently conducted.

PART 2
TAXATION WARRANTIES

23.	TAXATION

23.1.	General

(a)	Notices and returns

(i)
All notices, returns, computations and registrations of the Company for the purposes of Taxation have been made punctually on a proper basis and are correct and none of them is, or is likely to be, the subject of any dispute with any Taxation Authority.

(ii)	All information supplied by the Company for the purposes of Taxation was when supplied and remains complete and accurate in all material respects.

(b)	Payment of Tax due

(i)	All Taxation which the Company is liable to pay prior to Completion has been or will be so paid prior to Completion.

(ii)
The Company has not made any payments representing installments of corporation tax pursuant to the Corporation Tax (Installment Payments) Regulations 1998 in respect of the Company’s current or preceding accounting period and neither is the Company under any obligation to do so.

OR

(iii)
The Disclosure Documents specify all payments representing installments of corporation tax made pursuant to the Corporation Tax (Installments Payments) Regulations 1998 in respect of the Company’s current and preceding accounting periods and contain full particulars of the basis upon which such payments have been calculated.

(c)	Penalties or interest on Tax

The Company has not within the period of six years ending on the date of this Agreement paid or become liable to pay any penalty, fine, surcharge or interest charged by virtue of the provisions of the TMA or any other Taxation Statute.

(d)	Compliance with PAYE, national insurance contribution and Tax collection obligations

(i)
All income tax deductible and payable under the PAYE system and/or any other Taxation Statute has, so far as is required to be deducted, been deducted from all payments made or treated as made by the Company and all amounts due to be paid to the Inland Revenue prior to the date of this Agreement have been so paid, including all Tax chargeable on benefits provided for directors, employees or former employees of the Company or any persons required to be treated as such.

(ii)	All deductions and payments required to be made under any Taxation Statute in respect of national insurance and social security contributions (including employer’s contributions) have been so made.

(iii)
All payments by the Company to any person which ought to have been made under deduction of Tax have been so made and the Company (if required by law to do so) has accounted to the Inland Revenue for the Tax so deducted.

(iv)	Proper records have been maintained in respect of all such deductions and payments and all applicable regulations have been complied with.

(v)
The Disclosure Documents contain details so far as they affect the Company of all current dispensations agreed with the Inland Revenue in relation to PAYE and all notifications given by the Inland Revenue under section 166, TA 88.

(e)	Investigations

The Company has not been subject to any visit, audit, investigation, discovery or access order by any Taxation Authority and that there are no circumstances existing which make it likely that a visit, audit, investigation, discovery or access order will be made.

(f)	Residence

The Company is and always has been resident for Taxation purposes only in the jurisdiction in which it is incorporated.

(g)	Tax provision

Full provision or reserve has been made in the Accounts for all Taxation assessed or liable to be assessed on the Company or for which it is accountable in respect of income, profits or gains earned, accrued or received or deemed to be earned, accrued or received on or before the Balance Sheet Date, including distributions made down to such date or provided for in the Accounts and proper provision has been made in the Accounts for deferred Taxation in accordance with generally accepted accounting principles.

(h)	Concessions and arrangements

The amount of Taxation chargeable on the Company during any accounting period ending on or within the six years before the Balance Sheet Date has not depended on any concessions, agreements or other formal or informal arrangements with any Taxation Authority.

(i)	Anti-avoidance provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Taxation.

(j)	Section 765, TA 88

The Company has not without the prior consent of the Treasury carried out or agreed to carry out any transaction under section 765, TA 88 which would be unlawful in the absence of such consent and has, where relevant, complied with the requirements of section 765A(2), TA 88 (supply of information on movement of capital within the EU) and any regulations made or notice given thereunder.

(k)	Transactions requiring clearance or consent

All particulars furnished to any Taxation Authority in connection with an application for clearance or consent by the Company or on its behalf or affecting the Company has been made and obtained on the basis of full and accurate disclosure to the relevant Taxation Authority of all relevant material facts and considerations; and any transaction for which clearance or consent was obtained, has been carried into effect only in accordance with the terms of the relevant clearance or consent.

(l)	Calculation of Taxation liability

The Company has sufficient records relating to past events to permit accurate calculation of the Taxation liability or relief which would arise upon a disposal or realisation on completion of each asset owned by the Company at the Balance Sheet Date or acquired by the Company since that date but before Completion.

(m)	Claims and disclaimers

The Company has duly submitted all claims and disclaimers the making of which has been assumed for the purposes of the Accounts.

(n)	Outstanding claims, elections and appeals

The Disclosure Documents contain full particulars of all matters relating to Taxation in respect of which the Company is or at Completion will be entitled:

(i)	to make any claim (including a supplementary claim), disclaimer or election for relief under any Taxation Statute;

(ii)	to appeal against any assessment or determination relating to Taxation;

(iii)	to apply for a postponement of Taxation.

(o)	sections 140A, 140D TA 88

No shares or securities have been issued by the Company to which the provisions of section 140A or 140D TA 88 have been or could be applied.

23.2.	Corporation tax, including corporation tax on chargeable gains

(a)	Base values and acquisition costs

If each of the capital assets of the Company was disposed of on the date hereof for a consideration equal to the book value of that asset in, or adopted for the purposes of, the Accounts or, in the case of assets acquired since the Balance Sheet Date, equal to the consideration given upon its acquisition, no liability to corporation tax on chargeable gains or balancing charges under the CAA would arise and for the purpose of determining the liability to corporation tax on chargeable gains there shall be disregarded any relief and allowances available to the Company other than amounts falling to be deducted under section 38, TCGA.

(b)	Capital allowances

All expenditure which the Company has incurred or may incur under any subsisting commitment on the provision of machinery, plant or buildings has qualified or will qualify (if not deductible as a trading expense for trade carried on by the Company) for writing-down allowances or industrial building allowances (as the case may be) under CAA and in relation to expenditure incurred but for which no claim has been made a claim made in the Company’s next corporation tax self-assessment return for such allowances in respect of such expenditure would not be barred by virtue of section 58(4), CAA.

(c)	Leased assets

The Company has not made any claim for capital allowances in respect of any asset which is leased to or from or hired to or from the Company and no election affecting the Company has been made or agreed to be made under sections 177 or 183, CAA in respect of such assets.

(d)	Finance leases

The Company is not a lessee under a lease to which the provisions of Chapter 17 of Part 2, CAA apply or could apply.

(e)	Short life assets

The Company has not made any election under section 85, CAA nor is it taken to have made such an election under section 89(4), CAA.

(f)	Long life assets

The Company has not incurred any long-life asset expenditure within the meaning of section 90, CAA.

(g)	Industrial buildings

None of the assets of the Company expenditure on which has qualified for a capital allowance under Part 3, CAA has at any time been used otherwise than as an industrial building or structure.

(h)	Distributions

(i)
No distribution within the meaning of sections 209, 210 and 211, TA 88 has been made (or will be deemed to have been made) by the Company after 5 April 1965 except dividends shown in its audited accounts and the Company is not bound to make any such distribution.

(ii)
No elections have been made pursuant to section 246A, TA 88 in respect of any dividends and nor has the Company made a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.

(iii)
The Company has not received a dividend in respect of which the payer has made an election under section 246A, TA 88 nor a distribution to which the provisions of paragraph 2 of Schedule 7, FA 1997 have been, or could be, applied.

(i)	Repayments of share capital

The Company has not any time after 6 April 1965 repaid, redeemed or repurchased or agreed to repay, redeem or repurchase, or granted an option under which it may become liable to purchase, any shares of any class of its issued share capital nor has the Company after that date capitalized or agreed to capitalize in the form of shares or debentures any profits or reserves of any class or description or otherwise issued or agreed to issue any share capital other than for the receipt of new consideration (within the meaning of Part VI, TA 88) or passed or agreed to pass any resolution to do so.

(j)	Demergers

The Company has not been engaged in nor been a party to any of the transactions set out in sections 213 to 218 inclusive, TA 88 nor has it made or received a chargeable payment as defined in section 218(1), TA 88.

(k)	Issues of securities

No securities (within the meaning of section 254(1), TA 88) issued by the Company and remaining in issue at the date of this Agreement were issued in such circumstances that the interest payable thereon falls to be treated as a distribution under either sections 209(2)(d), 209(2)(da) or 209(2)(e), TA 88, nor has the Company agreed to issue such securities in such circumstances.

(l)	Capital distributions

The Company has not received any capital distribution to which the provisions of section 189, TCGA could apply.

(m)	Land sold and leased back

The Company has not entered into any transaction to which the provisions of section 779 or 780, TA 88 have been or could be applied.

(n)	Foreign loan interest

The Company has not since 31 March 1982 received any foreign loan interest in respect of which double taxation relief will or may be restricted under section 798, TA 88.

(o)	Non-deductible payments

No rents, interest, annual payments or other sums of an income nature paid or payable by the Company or which the Company is under an existing obligation to pay in the future are or may be wholly or partially disallowable as deductions, management expenses or charges in computing profits for the purposes of corporation tax by reason of the provisions of sections 74, 79, 125, 338, 339, 779 to 784 inclusive, 787 or 788, TA 88 or any other statutory provision or otherwise.

(p)	Rent payable to connected persons

No rent is or has been payable by the Company to which the provisions of sections 33A and 33B, TA 88 could have applied prior to their ceasing to have effect.

(q)	No unremittable income or gains

No claim has been made by the Company under sections 584, 585 or 723 TA 88 or under section 279, TCGA.

(r)	Payments to directors, officers or employees

The Company has not made or agreed to make any payment to or provided or agreed to provide any benefit for any director or former director, officer or employee of the Company, whether as compensation for loss of office, termination of employment or otherwise, which is not allowable as a deduction in calculating the profits of the Company for Taxation purposes, whether up to or after the Balance Sheet Date.

(s)	Disallowance of trading losses and advance corporation tax carry forward

No change of ownership of the Company has taken place in circumstances such that section 768 (change in ownership of company: disallowance of trading losses) or section 245, TA 88 (change in ownership of company: calculation and treatment of advance corporation tax) has or may be applied to deny relief for a loss or losses incurred by the Company and within the period of three years ending with the date of this Agreement there has been no major change in the nature or conduct of any trade or business (as defined in section 768 and section 245, TA 88) carried on by the Company.

(t)	Transfer pricing

The Company is not a party to any transaction or arrangement under which it may be required to pay for any asset or any services or facilities of any kind an amount which is in excess of the market value of that asset or those services or facilities, neither is or was the Company a party to any transaction or arrangements to which the provisions of section 770A and Schedule 28 AA, TA 88 may apply and nor will the Company receive any payment for an asset or any services or facilities of any kind that it has supplied or provided or is liable to supply or provide which is less than the market value of that asset or those services or facilities.

(u)	Transactions not at arm’s length

The Company has not disposed of or acquired any asset in circumstances falling within section 17 or 19, TCGA nor given or agreed to give any consideration to which section 128(1)(2), TCGA could apply.

(v)	Transactions between connected persons

No allowable loss has accrued to the Company to which section 18(3), TCGA will apply.

(w)	Chargeable debts

The Company is not owed a debt, other than a debt on a security, on the disposal or satisfaction of which a liability to corporation tax on chargeable gains will arise by reason of section 251, TCGA.

(x)	Relief for loans to traders and qualifying corporate bonds

No claim for relief has been allowed to the Company pursuant to sections 253 and 254, TCGA in respect of any loan and no chargeable gain has or is likely to arise pursuant to section 253 (5), (6), (7) or (8) or section 254 (9) or (10), TCGA.

(y)	Chargeable policies

The Company has not acquired benefits under any policy of assurance otherwise than as the original holder of legal and beneficial title.

(z)	Postponement of gains relating to overseas trade

No claim or election affecting the Company has been made (or assumed to be made) under sections 140, 140C or 187 TCGA.

(aa)	Depreciatory transactions

(i)	No allowable loss which might accrue on the disposal by the Company of any share in or security of any company is likely to be reduced by virtue of the provisions of sections 176 and 177, TCGA.

(ii)	The Company has not been a party to any scheme or arrangement whereby the value of an asset has been materially reduced as set out in sections 30-34, TCGA.

(bb)	Restriction of straightline growth

No asset owned by the Company is subject to a deemed disposal and re-acquisition under Schedule 2, TCGA so as to restrict the extent to which the gain or loss over the period of ownership may be apportioned by reference to straightline growth.

(cc)	Other claims made by the Company

The Company has made no claim under any of the following:

(i)	section 280, TCGA (tax on chargeable gains payable by installments);

(ii)	section 24(2), TCGA (assets of negligible value);

(iii)	section 242(2), TCGA (small part disposals of land); or

(iv)	section 139, FA 1993 (deferral of unrealized exchange gains).

(dd)	Gifts

The Company has not received any assets by way of gift as mentioned in section 282, TCGA and the Company has not held, and does not hold, shares in a company to which section 125, TCGA could apply.

(ee)	Non-resident companies

(i)
There has not accrued or arisen any income, profit or gain in respect of which the Company may be liable to corporation tax by virtue of the provisions of section 13, TCGA or Chapter IV of Part XVII, TA 88.

(ii)	The Company has not been served with a notice in respect of the unpaid corporation tax liability of any company pursuant to section 191, TCGA.

(ff)	Controlled foreign companies

No notice of the making of a direction under section 747, TA 88 has been received by the Company and no circumstances exist which would entitle the Inland Revenue to make such a direction or to apportion any profits of a controlled foreign company to the Company pursuant to section 752, TA 88 .

(gg)	Agent for non-residents

The Company has not been a party to any transaction or arrangement whereby it is or may hereafter become liable for Taxation under or by virtue of section 42A, TA 88 or regulations made thereunder or section 126, FA 1995.

(hh)	Profit-related pay

No scheme registered under Chapter III of Part V, TA 88 applies to the Company or any of its employees and no application for registration of a scheme so applying has been made.

(ii)	Payment from pension funds

The Company has not received a payment out of funds held for the purposes of an exempt approved scheme in respect of which an amount is recoverable by the Inland Revenue under section 601, TA 88.

(jj)	Claims and elections

(i)
The Disclosure Documents contain full particulars of all claims and elections made (or assumed to be made) under sections 23, 152-162 or 165, 175, 247, 248, TCGA insofar as they could affect the chargeable gain or allowable loss which would arise in the event of a disposal by the Company of any of its assets, and indicates which assets (if any) so affected would not on a disposal give rise to relief under Schedule 4, TCGA.

(ii)	The Disclosure Documents contain full particulars of elections made under:

(A)	Regulation 10 of The Exchange Gains and Losses (Alternative Method of Calculating of Gain or Loss) Regulations 1994 and whether or not such elections have been varied; and

(B)	Regulations 3 or 4 of The Local Currency Elections Regulations 1994 and each such election is still valid.

(kk)	Loan relationships

(i)
All interests, discounts and premiums payable by the Company in respect of its loan relationships (within the meaning of section 81, FA 1996) are eligible to be brought into account by the Company as a debit for the purposes of Chapter II of Part IV, FA 1996 at the time and to the extent that such debits are recognised in the statutory accounts of the Company.

(ii)
The Disclosure Documents contain full particulars of any debtor relationship (within the meaning of section 103, FA 1996) of the Company which relates to a relevant discounted security (within the meaning of paragraph 3 of Schedule 13, FA 1996) to which paragraph 17 or 18 of Schedule 9, FA 1996 applies.

(iii)	The Company has not been a party to a loan relationship which had an unallowable purpose (within the meaning of paragraph 13 of Schedule 9, FA 1996).

(iv)	The Disclosure Documents contain full particulars of:

(A)
any loan relationships to which the Company is a party to which paragraph 8 of Schedule 15, FA 1996 has applied or will apply on the occurrence of a relevant event (within the meaning of paragraph 8(2) of Schedule 15, FA 1996);

(B)	the amount of any deemed chargeable gain or deemed allowable loss that has arisen or will arise on the occurrence of such relevant event; and

(C)	any election made pursuant to paragraph 9 of Schedule 15, FA 1996.

(v)	The Company has not entered into any transaction to which paragraph 11 of Schedule 9, FA 1996 applies.

(ll)	Advance Corporation Tax/Shadow Advance Corporation Tax

(i)
The Company does not have any unrelieved surplus advance corporation tax eligible for carry forward and nor has the Company at any time after 5 April 1999 set surplus advance corporation tax against corporation tax which could be displaced so as to give rise to a liability of the Company to make a payment of or in respect of corporation tax.

(ii)
The Company does not have any surplus shadow advance corporation tax nor will the Company at any time in the future be treated as having surplus shadow advance corporation tax as a consequence of any act or omission of the Seller or any Indirect Shareholder.

23.3.	Corporation tax - groups of companies

(a)	Group relief and consortium relief

The Disclosure Documents contain full particulars of all arrangements and agreements relating to group relief (as defined by section 402, TA 88) to which the Company is or has been a party and:

(i)	all claims by the Company for group relief were when made and are now valid and have been or will be allowed by way of relief from corporation tax;

(ii)
the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the surrender of group relief allowable to the Company by way of relief from corporation tax;

(iii)	the Company has received all payments due to it under any arrangement or agreement for any surrender of group relief made by it and the payments are not liable to be refunded in whole or in part;

(iv)	no such payment exceeds or could exceed the amount permitted by section 402(6), TA 88; and

(v)	no arrangements such as are specified in section 410(1)-(6), TA 88 exist or existed for any period of account in respect of which a surrender has been made or purports to have been made.

(b)	Surrender of advance corporation tax

The Disclosure Documents contain full particulars of all arrangements and agreements to which the Company is or has been a party relating to the surrender of advance corporation tax made or received by the Company under section 240, TA 88 and:

(i)	the Company has not paid nor is liable to pay for the benefit of any advance corporation tax which is or may become incapable of set-off against the Company’s liability to corporation tax;

(ii)
the Company has received all payments due to it under any arrangement or agreement for any surrender of advance corporation tax made by it and the payments are not liable to be refunded in whole or in part;

(iii)	no such payment exceeds or could exceed the amount permitted by section 240(8), TA 88; and

(iv)
no arrangements such as are specified in section 240(11), TA 88 whereby any person could obtain control of the Company exist or existed for any period in respect of which a claim under section 240, TA 88 has been made or purports to have been made.

(c)	Transfer of Tax Refunds

The Disclosure Documents contain full particulars of all arrangements and agreements relating to the transfer of tax refunds to which the Company is or has been a party and:

(i)
all claims by the Company for the transfer of tax refunds were when made and are now valid and have been or will be allowed by way of discharging the liability of the Company to pay any corporation tax;

(ii)
the Company has not made nor is liable to make any payment under any arrangement or agreement save in consideration for the transfer of tax refunds allowable to the Company by way of discharge from liability to corporation tax and equivalent to the Taxation for which the Company would have been liable but for the transfer;

(iii)	the Company has received all payments due to it under any such arrangement or agreement or transfer of tax refunds made by it and the payments are not liable to be refunded in whole or in part;

(iv)	no such payment exceeds or could exceed the amount permitted by section 102(7), FA 1989; and

(v)	no arrangements such as specified in section 410(1)-(6), TA 88 exist or existed for any period in respect of which a claim under section 102, FA 1989 has been made or purports to have been made.

(d)	Acquisitions from group members

No tax has been or may be assessed on the Company pursuant to section 190, TCGA in respect of any chargeable gain accrued prior to the date of this Agreement and the Company has not at any time within the period of six years ending with the date of this Agreement transferred any asset other than trading stock including without limitation any transfer by way of share exchange within section 135, TCGA to any company which at the time of disposal was a member of the same group as defined in section 170, TCGA.

(e)	Notional group transfers

The Company has not entered into an election pursuant to section 171A(2), TCGA and nor is the Company under any obligation to enter into such an election.

(f)	Leaving the group

The execution or completion of this Agreement or any other event since the Balance Sheet Date will not result in any chargeable asset being deemed to have been disposed of and re-acquired by the Company for Taxation purposes pursuant to section 178 or 179, TCGA or as a result of any other Event since the Balance Sheet Date.

(g)	Group income

The Disclosure Documents contain full particulars of all elections made by the Company under section 247, TA 88 and all such elections are now in force and the Company has not at any time prior to 6 April 1999 paid any dividend without advance corporation tax or at any time made any payment without deduction of income tax in the circumstances specified in section 247(6), TA 88 and no assessment has been made on the Company in respect of advance corporation tax which ought to have been paid or income tax which ought to have been deducted.

(h)	Capital losses

The Company has no capital losses the set-off of which are or may be restricted by section 177A and Schedule 7A, TCGA.

23.4.	Close companies

(a)	Close company status

The Company has at all times been a close company within the meaning of sections 414 and 415, TA 88.

(b)	Close investment-holding company status

The Company has not in any accounting period beginning after 31 March 1989 been a close investment-holding company as defined in section 13A, TA 88.

(c)	Distributions

No distribution within section 418, TA 88 has ever been made by the Company.

(d)	Loans to participators

Any loans or advances made or agreed to be made by the Company within sections 419 and 420 or 422, TA 88 have been Disclosed and the Company has not released or written off or agreed to release or write off the whole or any part of any such loans or advances.

23.5.	Inheritance tax

(a)	No transfers of value and associated operations

The Company has made no transfers of value within sections 94 and 202, ITA nor has the Company received a transfer of value such that liability might arise under section 199, ITA nor has the Company been party to associated operations in relation to a transfer of value as defined by section 268, ITA.

(b)	Inland Revenue charge

There is no unsatisfied liability to inheritance tax attached to or attributable to the Shares or any asset of the Company and none of them are subject to an Inland Revenue charge as mentioned in section 237 and 238, ITA.

(c)	Power of sale, mortgage or charge

No asset owned by the Company nor the Shares are liable to be subject to any sale, mortgage or charge by virtue of section 212, ITA.

23.6.	VAT

(a)	Returns and payments

(i)	The Company is a taxable person duly registered for the purposes of VAT.

(ii)
The Company has complied with all statutory provisions, rules, regulations, orders and directions in respect of VAT, has promptly submitted accurate returns, and the Company maintains full and accurate VAT records, has never been subject to any interest, forfeiture, surcharge or penalty nor been given any notice under sections 59 or 64, VATA nor been given a warning within section 76(2), VATA nor has the Company been required to give security under paragraph 4 of Schedule 11, VATA.

(iii)	VAT has been duly paid or provision has been made in the Accounts for all amounts of VAT for which the Company is liable.

(b)	Taxable supplies and input tax credit

All supplies made by the Company are taxable supplies and the Company has not been and will not be denied full credit for all input tax by reason of the operation of sections 25 and 26, VATA and regulations made thereunder or for any other reasons and no VAT paid by the Company is not input tax as defined in section 24, VATA and regulations made thereunder.

(c)	VAT groups

The Company is not and has not been for VAT purposes a member of any group of companies other than the Group and no act or transaction has been effected in consequence whereof the Company is or may be held liable for any VAT arising from supplies made by another company and no direction has been given nor will be given by H M Customs & Excise under Schedule 9A, VATA as a result of which the Company would be treated for the purposes of VAT as a member of a group.

(d)	Transactions between connected persons

The Company has not been or agreed to be party to any transaction or arrangement in relation to which a direction has been or could be made under paragraph 1 of Schedule 6, VATA or to which paragraph 2(3A) of Schedule 10, VATA applied.

(e)	Charge to VAT as agent or representative

The Company is not and has not agreed to become liable for VAT by virtue of section 47 and 48, VATA.

(f)	VAT and Properties

The Company or its relevant associate for the purposes of paragraph 3(7) of Schedule 10, VATA has exercised the election to waive exemption from VAT (pursuant to paragraph 2 of Schedule 10, VATA) only in respect of those Properties listed (as having been the subject of such an election) in the Disclosure Documents and:

(i)	neither the Company nor its relevant associate has any intention or obligation to exercise such an election in respect of any other of the Properties;

(ii)
all things necessary for the election to have effect have been done and in particular any notification and information required by paragraph 3(6) of Schedule 10, VATA has been given and any permission required by paragraph 3(9) of Schedule 10, VATA has been properly obtained;

(iii)	a copy of the notification and of any permission obtained from H M Customs & Excise in connection with the election is included in the Disclosure Documents;

(iv)	no election has or will be disapplied or rendered ineffective by virtue of the application of the provisions of paragraph 2 (3AA) of Schedule 10, VATA;

(v)	in no case has the Company charged VAT, whether on rents or otherwise, which is not properly chargeable; and

(vi)	the Company has not agreed to refrain from making an election in relation to any of the Properties.

(g)	Capital goods scheme

The Company does not own and has not at any time within the period of ten years preceding the date hereof owned any assets which are capital items subject to the Capital Goods Scheme under Part XV of the VAT Regulations 1995.

(h)	Bad debt relief

The Company has not made any claim for bad debt relief under section 36, VATA and details of any claim it could make have been disclosed.

(i)	Self billing

The Company has not entered into any self billing arrangement in respect of supplies made by any other person nor has it at any time agreed to allow any such person to make out VAT invoices in respect of supplies made by the Company.

23.7.	Stamp duty

(a)	Stamp duty

All stampable documents wheresoever executed (other than those which have ceased to have any legal effect) to which the Company is a party have been duly stamped or stamped with a particular stamp denoting that no stamp duty is chargeable. Since the Balance Sheet Date there have been and are no circumstances or transactions to which the Company is or has been a party such that a liability to stamp duty or any penalty in respect of such duty will arise on the Company.

(b)	Stamp duty reserve tax

Since the Balance Sheet Date the Company has not incurred any liability to or been accountable for any stamp duty reserve tax and there has been no agreement within section 87(1), FA 1986 which could lead to the Company incurring such a liability or becoming so accountable.

SCHEDULE 7
BASIS FOR PREPARATION OF THE COMPLETION ACCOUNTS

1. GENERAL REQUIREMENTS

Subject to the provisions of paragraphs 2 to 4 hereof, the Completion Accounts shall be prepared under the historical cost convention and in accordance with GAAP and, subject as aforesaid, on a basis consistent with the audited consolidated balance sheet and profit and loss account of the Group made up to the Balance Sheet Date. Paragraphs 2 and 3 shall have priority over paragraph 4.

2. BALANCE SHEET

Unless already taken into account, the following principles shall be observed in drawing up the balance sheet which is to form part of the Completion Accounts:

2.1	sums receivable in respect of debtors shall not be included at sums higher than the amounts collectable, making appropriate provision for doubtful debts;

2.2	stocks and work-in-progress shall be valued at the lower of cost and net realizable value;

2.3	liabilities shall include accruals at the close of business on the date of Completion;

2.4	no value shall be attributable to goodwill or any other intangible asset;

2.5
immovable property and other fixed assets shall be included at their net book value as at the Balance Sheet Date (or at cost if purchased after the Balance Sheet Date) less depreciation on cost at the following rates:

(a) plant and machinery 15% per annum;

2.6	full provision shall be made for all Taxation, including deferred taxation which, for the avoidance of doubt, shall be included as a liability.

2.7	US$10,000 for various legal expenses shall be added to current liabilities.

2.8	an amount equal to the actual tax cost and project tax cost of the rent paid on the flat in Chester for the use of John Bohill and Cathal Sheehy shall be added to current liabilities.

3. TRUE AND FAIR VIEW

The Completion Accounts shall show a true and fair view of the state of affairs of the Group at the close of business on the date of Completion and of the [profits]/[losses] of the Group for the period beginning on the day immediately following the Balance Sheet Date and ending on the date of Completion.

4. CHANGES IN ACCOUNTING STANDARDS

Unless otherwise taken into account in accordance with the preceding provisions of this Schedule, the Completion Accounts shall be prepared without regard to any changes in Accounting Standards from those applied in the preparation of the Accounts.

SCHEDULE 8

INTENTIONALLY OMITTED

SCHEDULE 9

INTENTIONALLY OMITTED

SCHEDULE 10

COMPLETION

PART 1
1. WARRANTORS OBLIGATIONS

On Completion, the Warrantors shall deliver to the Buyer:

1.1
a copy of the minutes of a meeting of the directors of the Warrantor that is a body corporate authorising the execution by that Warrantor of this Agreement, and the Transaction Documents to which it is a party (such copy minutes being certified as correct by the secretary of that Warrantor);

1.2
statements from each of the banks at which the Company and each of the Subsidiaries maintains an account of the amount standing to the credit or debit of all such accounts as at the close of business on the last Business Day prior to Completion;

1.3	statement identifying all cheques outstanding and unpaid on the bank accounts of the Company and each of the Subsidiaries as shown by the certificates referred to in paragraph 1.2;

1.4
the cheque books relating to all the bank accounts of the Company and each of the Subsidiary together with confirmation that no cheques have been written by the Company or any of the Subsidiary since preparation of the statements referred to in paragraph 1.3;

1.5
evidence in the agreed terms that all debts and accounts between any member of the Group or any Affiliate of any member of the Group (of the one part) and the Warrantors and any Connected Person or Affiliate of any of the Warrantors (of the other part) have been fully paid and settled;

1.6	INTENTIONALLY OMITTED

1.7
all charges, mortgages, debentures and guarantees to which the Company or any of the Subsidiary is a party together with duly sealed discharges and (where applicable) forms No. 403a duly sworn and completed in respect of the same and any covenants in connection with them;

1.8	the Transaction Documents duly executed by all parties to them other than the Buyer and the Buyer’s Parent;

1.9
transfers of the Seller’s Shares and the Minority Sellers’ Shares duly executed by the registered holders thereof in favor of the Buyer or its nominee(s) together with the relevant share certificates in the names of such registered holders;

1.10
such waivers, consents or other documents (including any power of attorney under which any document required to be delivered under part 1 of this Schedule has been executed) in the agreed terms to enable the Buyer and its nominee(s) to be registered as the holders of the Shares;

1.11
certificates in respect of all issued shares in the capital of each of the Subsidiary and duly executed transfers of all shares in any Sub held by any nominee for the Company or another Sub in favor of such persons as the Buyer shall direct;

1.12
irrevocable powers of attorney in the agreed terms executed by the Seller and the Minority Sellers in favor of the Buyer or its nominee(s) to enable the beneficiary (pending registration of the transfers of the Seller’s Shares and the Minority Sellers’ Shares) to exercise all voting and other rights attaching to the Seller’s Shares and the Minority Sellers’ Shares and to appoint proxies for this purpose;

1.13
the statutory registers and minute books (properly written up to the time immediately prior to Completion), the common seal (if any), the certificate of incorporation and (if applicable) any certificate of incorporation on change of name of the Company and each of the Subsidiary;

1.14	the documents of title to the Properties;

1.15
the written resignations in the agreed terms of all the Directors (except John Bohill) secretary of the Company and the Subsidiary from their respective offices, such resignations to take effect from Completion;

1.16
the written resignation of the auditors of the Company and of each of the Subsidiary in the agreed terms to take effect from Completion containing the statements referred to in section 394(1), CA 85 that they consider there are no such circumstances as are mentioned in that section and confirming that they have deposited or shall deposit that statement in accordance with section 394(2), CA 85 at the respective registered offices of the Company and each of the Subsidiary;

1.17	completed and signed Form 8832, Entity Classification Election, with regard to the Company and each Subsidiary, dated as of at least 1 day prior to the Completion Date; and

1.18	completed and signed documents necessary to transfer title to www.ingramstock.com from John Bohill to the Company.

2. BUYER’S OBLIGATIONS

2.1
On Completion, the Buyer and Buyer’s Parent shall deliver to the Warrantors’ Solicitors (or at the written direction of the Warrantors’ Solicitors to an account in the name of Singer & Friedlander at Chase Manhattan Bank in New York), the Warrantors’ Solicitors or Singer & Friedlander the consideration and documents set out in clause 6.3.

PART 2

On Completion, the Warrantors shall cause a board meeting of the Company and of each of the Subsidiary to be held at which:

1.	in the case of the Company only, the transfers referred to in 1.9 of part 1 shall be passed for registration and registered (subject to being duly stamped, which shall be at the cost of the Buyer);

2.	persons nominated by the Buyer (in the case of directors subject to any maximum number imposed by the relevant articles of association) shall be appointed additional directors;

3.	the resignations referred to in 1.15 and 1.16 of part 1 shall be tendered and accepted so as to take effect at the close of the meeting;

4.	service agreements shall be entered into between the Company and Louis Ingram, John Bohill and Cathal Sheehy;

5.	Thomas V. Butta shall be appointed Chairman of the board of directors of the Company and each subsidiary;

6.	all existing instructions and authorities to bankers shall be revoked and shall be replaced with alternative instructions, mandates and authorities in such form as the Buyer may require;

7.	the registered office shall be changed to 21 Station Road, Watford, Hertfordshire WD17 1HT;

8.	the accounting reference date shall be changed to 31 December;

9.	Messrs. Baker Tilly shall be appointed auditors.

SCHEDULE 11

INTELLECTUAL PROPERTY

REGISTERED INTELLECTUAL PROPERTY

www.ingramstock.com

www.ingrampublishing.com

SCHEDULE 12

INTENTIONALLY OMITTED

SCHEDULE 13

LIMITATION OF WARRANTORS’LIABILITY

PART 1

GENERAL LIMITATIONS

1.	In this Schedule 13 the following definitions and rules of interpretation apply:

Claim: a claim for losses, damages, liabilities, costs and expenses (including, without limitation, fines, penalties, judgements and awards under the Warranties.

Substantiated Claim: a Claim in respect of which liability is admitted by the Party against whom such Claim is brought or which has been adjudicated upon by a Court of competent jurisdiction and no right of appeal lies in respect of such adjudication or the Parties are debarred by passage of time from making an appeal.

2.	A Claim is connected with another Claim or Substantiated Claim if they all arise out of the occurrence of the same event or relate to the same subject matter.

3.	This Schedule 13 limits the liability of the Warrantors in relation to any Claim.

4.	The liability of the Warrantors for all Substantiated Claims when taken together will not exceed the aggregate of:

4.1	US$1,000,000 cash; and

4.2	the cash proceeds received from the sale of any Preferred Stock or Common Stock held by any of Louis Ingram, John Bohill, Cathal Sheehy or Clonure Limited; and

4.3	the value of all unsold Preferred Stock and Common Stock held or transferred by Louis Ingram, John Bohill, Cathal Sheehy and Clonure Limited at the time of any Substantiated Claim; and

4.4	the aggregate sum of clause 4.1, 4.2 and 4.3 shall not exceed US$5,100,000.

4.5
The Warrantors may satisfy a Substantiated Claim by transferring Preferred Stock and/or Common Stock to the Buyer, provided, however, that the Warrantors have previously paid to the Buyer the sums referred in clause 4.1 and 4.2 toward satisfaction of one or more Substantiated Claims. The value of each share of the Common Stock transferred under this clause 4.5 shall be the average of the Closing Price (or mean of bid and ask) of the Common Stock for the 20 trading days ending on the day before the shares of Common Stock are transferred to the Buyer (“Average Price”). The value of each share of The Preferred Stock transferred under this clause 4.5 shall be the product of the face value of each share divided by the Average Price.

5.	The Warrantors will not be liable for a Claim unless:

5.1.1
the amount of a Substantiated Claim exceeds £2,500 or £5,000 in the case of a Substantiated Claim in respect of all Unregistered Intellectual Property (including any Intellectual Property which is registrable) other than Material Unregistered Intellectual Property.

5.1.2
the amount of all Substantiated Claims that are not excluded under paragraph 5(a) when taken together, exceeds £55,000 in which case, the whole amount (and not just the amount by which the limit in this sub-paragraph is exceeded) is recoverable by the Buyer.

6.	The Warrantors are not liable for any Claim to the extent that:

6.1.1	the Claim is in respect of a breach of Warranty and relates to matters Disclosed; or

6.1.2	proper provision or reserve is made for the matter giving rise to the Claim in the Accounts or Completion Accounts unless (and then only to the extent that) such provision or reserve is insufficient.

7.	The Warrantors will not be liable for a Claim to the extent that the same would not have occurred but for:

7.1.1
any voluntary act, omission or transaction of the Buyer or any member of the Buyer’s Group, or the respective directors, employees or agents or successors in title, after Completion done or omitted otherwise than in the ordinary course of the business of the relevant company;

7.1.2
the passing of, or any change in, after the date of this Agreement, any law, rule, regulation or administrative practice of any government, governmental department, agency or regulatory body including (without prejudice to the generality of the foregoing) any increase in the rates of Taxation or any imposition of Taxation or any withdrawal of relief from Taxation not actually or prospectively in effect at the date of this Agreement;

7.1.3	any change in accounting or Taxation policy, bases, estimation technique or practice of the Buyer introduced or having effect after Completion.

8.
The Warrantors will not be liable for a Claim to the extent that any Losses arising from such Claim (i) are covered by a policy of insurance subsisting at the date of this Agreement or otherwise and payment is made under such policy by the insurer or (ii) would have been so covered had such policy of insurance been maintained beyond the date of this Agreement (whether in respect of the Company or any Sub or any successor or assignee to the whole or any part of any such company's trade, business, assets or liabilities).

9.	The Warrantors liability for a Claim shall be reduced to the extent of any corresponding savings by or net benefit to the Buyer or any other member of the Buyer’s Group.

10.	The Buyer shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses in respect of any Claim.

11.	Third Party Claims

11.1
If the Buyer or any member of the Buyer’s Group becomes aware of any claim by any third party (a “Third Party Claim”) that may give rise to a Claim, notice of that fact shall be given as soon as reasonably practicable to the Warrantors but any failure to give such notice shall not affect the rights of the Buyer except to the extent that the Warrantors are prejudiced by such failure.

11.2
Without prejudice to the validity of the Claim in question, the Buyer shall provide to the Warrantors such information as the Warrantors may from time to time request and copies of all advice in respect of the Third Party Claim and shall keep the Warrantors informed of all progress of the Third Party claim and as soon as reasonably practicable. The Buyer agrees that it shall consult with the Warrantors prior to appointing any legal advisers to advise in connection with any such Third Party Claim.

11.3
In respect of any Third Party Claim such claim shall be conducted by the Buyer (acting in its absolute discretion, but at all times acting reasonably) except that no admission of liability shall be made by or on behalf of the Buyer, the Company or any of its Subsidiaries and the Third Party Claim shall not be compromised, disposed or settled without the consent of the Warrantors, (such consent not to be unreasonably withheld). Subject to the provisions of paragraph 11.4 below, if at any time during the process of the claim the Warrantors shall clearly establish (to the satisfaction of the Buyer acting reasonably) that the Third Party Claim is being conducted in a manner which is likely to result in such Third Party Claim becoming substantially higher than would be the case were such Third Party Claim being conducted in an appropriate and efficient manner, then the Warrantors shall be entitled to assume conduct of the Third Party Claim provided that:

11.3.1	the Buyer shall be provided with all information and copies of all advice in respect of such claim as soon as reasonably practicable;

11.3.2	no admission of liability shall be made by or on behalf of the Warrantors and the Third Party Claim shall not be compromised, disposed or settled without the consent of the Buyer;

11.3.3
the Warrantors shall agree with the Buyer the identity of any legal or other advisers appointed to advise in connection with any such Third Party Claim (such consent of the Buyer not to be unreasonably withheld); and

11.3.4
the Buyer is fully indemnified and secured to the Buyer’s reasonable satisfaction by the Warrantors against all liabilities, costs and expenses which they may incur in respect of such claim and its conduct.

11.4
If at any time while the Warrantors have conduct of any Third Party Claim as provided in clause 11.3 and the Buyer can clearly establish (to its satisfaction acting reasonably) that the claim is being conducted in a manner which:

11.4.1	is reasonably likely to result in such Third Party Claim becoming substantially higher than would be the case were such Third Party Claim being conducted in an appropriate and efficient manner; or

11.4.2
is reasonably likely to directly or indirectly adversely affect relations with clients or suppliers of the Company or Subsidiary or any member of the Buyer’s Group or is reasonably likely otherwise to adversely affect the business or financial position of the Company or Subsidiary or the Buyer or any member of the Buyer’s Group conduct of such claim shall revert to the Buyer.

12.
If the Warrantors pay an amount in discharge of any Claim under this Agreement and the Buyer or any members of the Buyer’s Group or the Company or any of the Subsidiaries subsequently recovers (whether by payment, discount, credit, relief or otherwise) from a third party a sum which is referable to the subject matter of the Claim, the Buyer shall pay, or shall procure that relevant members of the Buyer’s Group pays to the Warrantors an amount equal to (i) the sum recovered from the third party less any reasonable costs and expenses incurred in obtaining such recovery or (ii) if less, the amount previously paid by the Warrantors to the Buyer.

13.
The Buyer shall not be entitled to recover from the Warrantors under this Agreement more than once in respect of the same Claim and may not be entitled to recover a Claim under this Agreement if the Buyer recovers under the Tax Deed (and such recovery was based upon the same event or relates to the same subject matter as the proposed Claim) and may not be entitled to recover a Claim under this Agreement if the Company has made a claim (and to the extent that it recovers in relation to such claim) against Louis Ingram (“LI”) under the share purchase agreement or the tax deed dated 9 March 2004 between LI and the Company based upon the same event or relating to the same subject matter as the proposed Claim.

14.
In calculating the liability of the Warrantors for any Claim there shall be taken into account the amount (if any) by which any Taxation for which the Buyer or any members of the Buyer’s Group would otherwise have been accountable or liable to be assessed is actually reduced or extinguished as a result of the matter giving rise to such liability.

15.
Subject to paragraph 17, except for Claim under the Tax Warranties, the Warrantors are not liable for a Claim unless the Buyer has given the Warrantors notice in writing of the Claim, specifying in reasonable detail the nature of the Claim and the amount claimed within the period of 18 months beginning with the Completion Date. Any such claim shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by being issued and served within three months of such notification to the Warrantors and pursued with reasonable diligence.

PART 2
LIMITATIONS UNDER THE TAX WARRANTIES

16.
Subject to paragraph 17, the liability of the Warrantors in respect of any Claim under the Tax Warranties shall cease on the sixth year and six month anniversary of Completion except in respect of matters which have been the subject of a bona fide written claim which is made before the relevant date by or on behalf of the Buyer to the Warrantors giving reasonable details of all material aspects of the claim including the Buyer’s bona fide estimate of the amount thereof. Any Claim under the Tax Warranties shall (if it has not previously been satisfied, settled or withdrawn) be deemed to have been withdrawn unless legal proceedings in respect of it have been commenced by both being issued and served within three months of such notification to the Warrantors and pursued with reasonable diligence.

PART 3
OTHER PROVISIONS

17.
The time limits in paragraphs 15 and 16 shall not limit any Claim in respect of a contingent liability where notice in writing of the Claim (“Notice”) is given to the Warrantors in accordance with those paragraphs before the end of the periods specified in them and (i) the Buyer has produced at its cost an opinion from Queen’s Counsel within 90 days of giving the Notice stating that any Claim in respect of that contingent liability is reasonably likely to succeed and (ii) the Buyer has provided to the Warrantors a good faith estimate as to the value of the Claim. In such case the provisions of paragraphs 18 and 19 shall apply.

18.
Within 30 days of the receipt of both the opinion and estimate referred to in paragraph 17 above, the Warrantors shall either (i) pay the amount of the estimated liability to the Buyer in full and final settlement of any liability under the said Claim or (ii) give notice (and in the event of non-payment they shall be deemed to have given such notice) to the Buyer that they will not settle at that stage and if the Warrantors elect (or are deemed) not to settle, any liability in relation to such Claim shall not be limited to the amount of the estimate.

19.
The Warrantors shall not be liable in respect of any Claim based on a liability which is contingent until it becomes an actual liability and in no case shall their liability for any Claim extend beyond the date 36 months from the date of Completion.

20.	The rights of the Buyer in respect of a breach of any of the Warranties shall not be affected by Completion.

21.
This Schedule 13 which, inter alia, regulates or otherwise affects the liability of the Warrantors shall remain in full force and be fully applicable in all circumstances and, in particular (but without limitation), shall not be discharged in whole or in part by any breach of any of the Warranties or any claim against the Warrantors in respect of the Warranties whatever its nature or consequences, nor by any other matter whatsoever.

22.
The provisions of this Schedule 13 shall not operate to limit the liability of the Warrantors under or in connection with the Warranties where the liability arises as a result of fraud, wilful concealment or wilful misconduct on the part of any of the Warrantors or where a matter has been deliberately concealed or withheld by any of the Warrantors.

SCHEDULE 14

FORM OF ESCROW AGREEMENT

IN WITNESS whereof the hands of the parties or their duly authorized representatives the day and year first above written

SIGNED by LOUIS ANTHONY LOCKLEY INGRAM	/s/ Louis Anthony Lockley Ingram
SIGNED by JOHN BOHILL	/s/ John Bohill
SIGNED by CATHAL JOHN SHEEHY	/s/ Cathal John Sheehy
SIGNED by a duly authorised officer of SUPERSTOCK LIMITED	/s/ Albert Pleus, as attorney DIRECTOR/SECRETARY
SIGNED by a duly authorised officer of a21 INC	/s/ Albert Pleus, Chief Executive Officer DIRECTOR/SECRETARY